Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and between
CBTX, INC.
and
ALLEGIANCE BANCSHARES, INC.
Dated as of November 5, 2021

TABLE OF CONTENTS

-ii-

-iii-

-iv-

-v-

Exhibit A – Form of Voting Agreement
Exhibit B – Form of Director Support Agreement
Exhibit C – Form of CBTX Certificate Amendment
Exhibit D – Form of CBTX Bylaw Amendment
-vi-

INDEX OF DEFINED TERMS

Acquisition Proposal    68
Adjusted Stock Option    4
Agreement    1
Allegiance    1
Allegiance 401(k) Plan    63
Allegiance Benefit Plans    40
Allegiance Board Recommendation    59
Allegiance Bylaws    32
Allegiance Certificate of Formation    32
Allegiance Common Stock    2
Allegiance Contract    46
Allegiance Credit Agreement    70
Allegiance Director    66
Allegiance Disclosure Schedule    32
Allegiance Equity Awards    34
Allegiance Equity Plan    4
Allegiance ERISA Affiliate    40
Allegiance Indemnified Parties    64
Allegiance Insiders    70
Allegiance Meeting    58
Allegiance Owned Properties    48
Allegiance PSU    5
Allegiance Qualified Plans    41
Allegiance Real Property    48
Allegiance Regulatory Agreement    47
Allegiance Reports    43
Allegiance Restricted Stock Award    4
Allegiance Securities    34
Allegiance Stock Option    4
Allegiance Subsidiary    32
Allegiance Subsidiary Bank    7
Allegiance Subsidiary Securities    34
Allegiance Tax Certificate    71
Allegiance Trust Preferred Securities    34
Bank Merger    7
Bank Merger Agreement    7
Bank Merger Certificates    7
BHC Act    10
CBTX    1
CBTX 401(k) Plan    63
CBTX Benefit Plans    20
CBTX Board Recommendation    59
CBTX Bylaw Amendment    6
CBTX Bylaws    12
CBTX Certificate Amendment    6
CBTX Certificate of Formation    11
CBTX Common Stock    2
CBTX Contract    26
CBTX Credit Agreement    70
CBTX Director    66
CBTX Disclosure Schedule    10
CBTX Equity Awards    13
CBTX ERISA Affiliate    20
CBTX Meeting    58
CBTX Owned Properties    28
CBTX Qualified Plans    20
CBTX Real Property    28
CBTX Regulatory Agreement    27
CBTX Reports    22
CBTX Restricted Stock Awards    12
CBTX Securities    13
CBTX Stock Options    12
CBTX Subsidiary    12
CBTX Subsidiary Bank    7
CBTX Subsidiary Securities    13
CBTX Tax Certificate    71
Certificate of Merger    2
Closing    2
Closing Date    2
Code    1
Committees    66
Confidentiality Agreement    58
Continuing 401(k) Plan(s)    63
Continuing Allegiance Employees    60
Continuing CBTX Employees    61
Continuing Employees    61
COVID-19    11
COVID-19 Measures    52
Deferred Compensation Arrangements    62
Effective Time    2
Enforceability Exceptions    14
Environmental Laws    27
ERISA    20
ESPP    5
Excess Plan    62
Exchange Act    17

Exchange Agent    7
Exchange Fund    7
Exchange Ratio    2
Expense Reimbursement    77
FDIC    12
Federal Reserve Board    15
FinCEN    73
FinCEN Matter    73
GAAP    11
Governmental Entity    15
Intellectual Property    28
Investment Advisors Act    31
IRS    20
Joint Proxy Statement    15
Liens    13
Loans    30
Material Adverse Effect    10
Materially Burdensome Regulatory Condition    57
Merger    1
Merger Consideration    2
NASDAQ    9
New Benefit Plans    61
New Certificates    7
OCC    15
Old Certificate    3
Permitted Encumbrances    28
Personal Data    23
Recommendation Change    59
Regulatory Agencies    15
Representatives    67
Requisite Allegiance Vote    35
Requisite CBTX Vote    14
Requisite Regulatory Approvals    56
S-4    15
Sarbanes-Oxley Act    17
SEC    15
Securities Act    22
Security Breach    24
SRO    15
Subsidiary    11
Surviving Entity    1
Takeover Restrictions    29
Tax    19
Tax Return    19
Taxes    19
TBOC    2
Terminated 401(k) Plan    63
Terminated Credit Agreement    70
Terminated Credit Agreement Party    70
Termination Date    75
Termination Fee    77
Texas Secretary of State    2
WARN Act    22

-viii-

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of November 5, 2021 (this “Agreement”), by and between CBTX, Inc., a Texas corporation (“CBTX”), and Allegiance Bancshares, Inc., a Texas corporation (“Allegiance”).
W I T N E S S E T H:
WHEREAS, the Boards of Directors of Allegiance and CBTX have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which Allegiance will, subject to the terms and conditions set forth herein, merge with and into CBTX (the “Merger”), so that CBTX is the surviving entity (hereinafter sometimes referred to in such capacity as the “Surviving Entity”) in the Merger;
WHEREAS, in furtherance thereof, the respective Boards of Directors of Allegiance and CBTX have approved the Merger and this Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to each party’s willingness to enter into this Agreement, certain directors and executive officers of Allegiance who are also Allegiance shareholders and certain directors and executive officers of CBTX who are also shareholders of CBTX are entering into a voting agreement in the form attached hereto as Exhibit A, pursuant to which, among other things, such shareholder has agreed to vote to approve this Agreement, upon the terms and subject to the conditions set forth therein;
WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to each party’s willingness to enter into this Agreement, certain directors of Allegiance and CBTX are entering into Director Support Agreements in the form attached hereto as Exhibit B;
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
I.1The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Texas Business Organizations Code (the “TBOC”), at the Effective Time, Allegiance

shall merge with and into CBTX pursuant to this Agreement. CBTX shall be the Surviving Entity in the Merger, and shall continue its corporate existence under the laws of the State of Texas. Upon the consummation of the Merger, the separate corporate existence of Allegiance shall terminate.
I.2Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., Houston, Texas time, on such date as may be agreed upon between parties, no later than thirty days after the satisfaction or waiver (subject to applicable law) of all the conditions set forth in ARTICLE VII (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by CBTX and Allegiance. The date on which the Closing occurs is referred to as the “Closing Date.”
I.3Effective Time. On or (if agreed by CBTX and Allegiance) prior to the Closing Date, Allegiance and CBTX, respectively, shall cause to be filed a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Texas (the “Texas Secretary of State”). The Merger shall become effective on the date and at the time specified in the Certificate of Merger in accordance with the applicable provisions of the TBOC (such time hereinafter referred to as the “Effective Time”).
I.4Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the TBOC.
I.5Conversion of Allegiance Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Allegiance, CBTX or the holder of any securities of Allegiance or CBTX:
(a)Subject to Section 2.2(e), each share of the common stock, par value $1.00 per share, of Allegiance issued and outstanding immediately prior to the Effective Time (the “Allegiance Common Stock”), except for shares of Allegiance Common Stock owned by CBTX or Allegiance (in each case other than shares of Allegiance Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by CBTX or Allegiance in respect of debts previously contracted), shall be converted into the right to receive 1.4184 shares (the “Exchange Ratio” and such shares the “Merger Consideration”) of the common stock, par value $0.01 per share, of CBTX (the “CBTX Common Stock”); it being understood that upon the Effective Time, pursuant to Section 1.6, the CBTX Common Stock, including the shares issued to former holders of Allegiance Common Stock, shall be the common stock of the Surviving Entity.
(b)All the shares of Allegiance Common Stock converted into the right to receive the Merger Consideration pursuant to this ARTICLE I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-

entry account statements relating to the ownership of shares of Allegiance Common Stock) previously representing any such shares of Allegiance Common Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of CBTX Common Stock which such shares of Allegiance Common Stock have been converted into the right to receive; (ii) cash in lieu of fractional shares which the shares of Allegiance Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon; and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Allegiance Common Stock or CBTX Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give CBTX and the holders of Allegiance Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed to permit CBTX or Allegiance to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.
(c)Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Allegiance Common Stock that are owned by CBTX or Allegiance (in each case other than shares of Allegiance Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by CBTX or Allegiance in respect of debts previously contracted) shall be cancelled and shall cease to exist and no CBTX Common Stock or other consideration shall be delivered in exchange therefor.
I.6CBTX Stock. At and after the Effective Time, each share of CBTX Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Entity and shall not be affected by the Merger.
I.7Treatment of Equity Awards. This Section 1.7 shall govern the treatment of the Allegiance Equity Awards and the CBTX Equity Awards in connection with the transactions contemplated hereby:
(a)Treatment of Allegiance Equity Awards.
(i)At the Effective Time, each option, whether vested or unvested, granted under the Post Oak Bancshares, Inc. Stock Option Plan, as amended, the Allegiance Bancshares, Inc. 2015 Stock Awards and Incentive Plan, as amended, and the Allegiance Bancshares, Inc. 2019 Amended and Restated Stock Awards and Incentive Plan, as amended (each an “Allegiance Equity Plan”), to purchase a number of shares of Allegiance Common Stock (an “Allegiance Stock Option”) that is outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, fully vest, to the extent not previously vested, shall cease to represent a right to purchase shares of Allegiance Common Stock and shall be converted automatically into an option to purchase a number of shares of CBTX Common Stock (each, an “Adjusted Stock Option”) equal to the product obtained by multiplying (x) the total number of shares of Allegiance Common Stock subject to such Allegiance Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio, with any fractional shares rounded down to the next lower whole number of shares. Each Adjusted Stock Option shall have an exercise price per share of CBTX Common Stock (rounded up to the nearest whole cent) equal to (1) the per share exercise price for the shares of Allegiance Common Stock subject to such Allegiance Stock Option divided by (2) the Exchange Ratio. In the case of any Allegiance Stock Option that is intended to qualify as an incentive stock option under Section 421 of the Code, on a share-by-share comparison, the ratio of the purchase price to the fair market value of the shares subject to the Adjusted Stock Option immediately after the Merger shall not be more favorable to the optionee than the ratio of the purchase price to the fair market value of the shares subject to the Allegiance Stock Option immediately prior to the Merger. In the case of any Allegiance Stock Option that is intended to qualify as an incentive stock option under Section 421 of the Code, the adjustments described above will be made in accordance with Treas. Reg. 1.424-1(a) so that the conversion does not constitute a “modification” within the meaning of Treas. Reg. 1.424-1(e), and for each other Allegiance Stock Option in accordance with Treas. Reg. 1.409A-1(b)(5)(v)(D) so that the conversion does not constitute the grant of a new stock right or a change in the form of payment for purposes of Section 409A of the Code. Except as specifically provided above, following the Effective Time, each Adjusted Stock Option shall otherwise be subject to the same terms and conditions applicable to the converted Allegiance Stock Option under the applicable Allegiance Equity Plan and the agreements evidencing grants thereunder, other than with respect to vesting.
(ii)At the Effective Time, each award in respect of a share of Allegiance Common Stock subject to vesting, repurchase or other lapse restriction (an “Allegiance Restricted Stock Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, immediately and fully vest and be converted into the right to receive the Merger Consideration, less applicable Tax withholding, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than ten (10) business days following the Closing Date.
(iii)At the Effective Time, each performance unit award in respect of shares of Allegiance Common Stock (an “Allegiance PSU”) that is outstanding immediately prior to the Effective Time shall, subject to the terms of the award agreement related to and governing each such Allegiance PSU, (i) with respect to unvested Allegiance PSUs granted less than one year prior to the Closing Date, automatically be forfeited; (ii) with respect to unvested Allegiance PSUs granted at least one year but not more than 18 months prior to the Closing Date, vest to the extent applicable performance goals have been achieved on a pro rata basis as of the Effective Time based on such audited and unaudited financial information then available, provided that no more than the target number of such Allegiance PSUs may vest; (iii) with respect to unvested Allegiance PSUs granted at least 18 months prior to the Closing Date but for which the performance period would not otherwise end until after the Closing Date, vest to the extent applicable performance goals have been achieved on a pro rata basis as of the Effective Time based on such audited and unaudited financial information then available; and (iv) with respect to unvested Allegiance PSUs for which the performance period has ended vest to the extent earned based on applicable performance goals have been achieved. At the Effective Time, all vested Allegiance PSUs shall be converted into the right to receive the Merger Consideration in respect of the applicable number of shares of Allegiance Common Stock as determined pursuant to the immediately preceding sentence, less applicable Tax withholding, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than ten (10) business days following the Closing Date; provided, that with respect to any Allegiance PSU that constitutes “deferred compensation” subject to Section 409A of the Code, settlement of such award shall be made on the earliest permissible date that such delivery would not trigger a Tax or penalty under Section 409A of the Code. Any Allegiance PSUs that are unvested as of the Effective Time (after giving effect to the foregoing) shall automatically be forfeited at the Effective Time for no consideration.
(iv)The Allegiance Board of Directors (or appropriate committee thereof) shall take such action as is necessary to ensure that (i) the Purchase Period commencing on January 1, 2022, under and as defined in the Allegiance Employee Stock Purchase Plan, as amended (the “ESPP”), shall be terminated prior to the Effective Time;(ii) at the time of termination of such Purchase Period, accumulated payroll deductions shall, in the Allegiance Board of Directors’ discretion, either be refunded to participants or used to purchase shares of Allegiance Common Stock, with the date of such termination being the Date of Purchase (as defined in the ESPP), (iii) all participation in, and any actions taken under, the ESPP shall be in accordance with the terms of the ESPP; and (iv) effective as of the Effective Time, the ESPP shall be suspended.
(v)Prior to the Effective Time, Allegiance, the Board of Directors of Allegiance and the Allegiance Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.7(a).
(b)Treatment of CBTX Equity Awards. At the Effective Time (i) any vesting conditions applicable to each outstanding CBTX Stock Option, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, be deemed satisfied and accelerated in full, and (ii) any vesting conditions applicable to each outstanding CBTX Restricted Stock Award shall, automatically and without any action on the part of the holder thereof, be deemed satisfied and accelerated in full. Any CBTX dividend equivalent rights associated with any CBTX Restricted Stock Award shall either be paid in cash or treated in the same manner as the CBTX Restricted Stock Award to which such dividend equivalent rights relate in accordance with this Section 1.7(b), in each case, pursuant to the terms of the relevant CBTX Benefit Plan immediately prior to the Effective Time. Prior to the Effective Time, CBTX, the Board of Directors of CBTX and the CBTX Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.7(b).
(c)Future Grants of Equity Awards. Notwithstanding anything in Section 1.7(a) or Section 1.7(b) to the contrary, but subject to Section 5.1, (i) to the extent the terms of any Allegiance Equity Award or CBTX Equity Award granted on or after the date of this Agreement and not in violation of this Agreement expressly provide for treatment in connection with the occurrence of the Effective Time that is different from the treatment prescribed by this Section 1.7, or (ii) as mutually agreed by Allegiance and CBTX and a holder of any Allegiance Equity Award or CBTX Equity Award, then in each case, the terms of such Allegiance Equity Award or CBTX Equity Award, as applicable, shall control (and the applicable provisions of this Section 1.7 shall not apply).
I.8Certificate of Formation of Surviving Entity. At the Effective Time, the certificate of formation of CBTX, as in effect immediately prior to the Effective Time, as amended as set forth in Exhibit C (the “CBTX Certificate Amendment”), shall be the certificate of formation of the Surviving Entity until thereafter amended in accordance with applicable law; provided, however, that if the CBTX Certificate Amendment is not approved by the shareholders of CBTX at the CBTX Meeting, then the certificate of formation of CBTX, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Entity until thereafter amended in accordance with applicable law, unless otherwise agreed to by Allegiance and CBTX prior to the Effective Time.
I.9Bylaws of Surviving Entity. At the Effective Time, the bylaws of CBTX, as amended as set forth in Exhibit D (such amendment, the “CBTX Bylaw Amendment”), shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.
I.10Tax Consequences. For U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).
I.11Bank Merger. Immediately following the Merger, CommunityBank of Texas, National Association, a federally-chartered national association and wholly-owned Subsidiary of CBTX (“CBTX Subsidiary Bank”), will merge (the “Bank Merger”) with and into Allegiance Bank, a Texas-chartered state bank and wholly-owned Subsidiary of Allegiance (“Allegiance Subsidiary Bank”). Allegiance Subsidiary Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of CBTX Subsidiary Bank shall cease. Promptly after the date of this Agreement, Allegiance Subsidiary Bank and CBTX Subsidiary Bank will enter into an agreement and plan of merger in form and substance agreed by Allegiance and CBTX, which shall be customary for mergers similar to the Bank Merger (the “Bank Merger Agreement”). Each of Allegiance and CBTX shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of Allegiance Subsidiary Bank and CBTX Subsidiary Bank, respectively, and Allegiance and CBTX shall, and shall cause Allegiance Subsidiary Bank and CBTX Subsidiary Bank, respectively, to, execute certificates or Articles of Merger and such other documents and certificates as are necessary to make the Bank

Merger effective (“Bank Merger Certificates”) immediately following the Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law.
ARTICLE II
EXCHANGE OF SHARES
II.1CBTX to Make Merger Consideration Available. At or prior to the Effective Time, CBTX shall deposit, or shall cause to be deposited, with a bank or trust company mutually agreed upon by CBTX and Allegiance (the “Exchange Agent”), for exchange in accordance with this ARTICLE II for the benefit of the holders of Old Certificates evidence in book-entry form representing shares of CBTX Common Stock to be issued pursuant to Section 1.5 (referred to herein as “New Certificates”), and cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash and New Certificates, together with any dividends or distributions with respect to shares of CBTX Common Stock payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).
II.2Exchange of Shares.
(a)As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, CBTX and Allegiance shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Allegiance Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive CBTX Common Stock pursuant to ARTICLE I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of CBTX Common Stock and any cash in lieu of fractional shares which the shares of Allegiance Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of CBTX Common Stock to which such holder of Allegiance Common Stock shall have become entitled pursuant to the provisions of ARTICLE I and (ii) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this ARTICLE II and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b). No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of CBTX Common Stock which the shares of Allegiance Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.
(b)No dividends or other distributions declared with respect to CBTX Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this ARTICLE II. After the surrender of an Old Certificate in accordance with this ARTICLE II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of CBTX Common Stock that the shares of Allegiance Common Stock represented by such Old Certificate have been converted into the right to receive.
(c)If any New Certificate representing shares of CBTX Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of CBTX Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)After the Effective Time, there shall be no transfers on the stock transfer books of Allegiance of the shares of Allegiance Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of CBTX Common Stock as provided in this ARTICLE II.
(e)Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of CBTX Common Stock shall be issued upon the surrender for exchange of Old Certificates (or in satisfaction of the obligations set forth in Section 1.7 in respect of Allegiance Equity Awards), no dividend or distribution with respect to CBTX Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of CBTX. In lieu of the issuance of any such fractional share, CBTX shall pay to each former holder of Allegiance Common Stock or any Allegiance Equity Awards who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of CBTX Common Stock on the NASDAQ Stock Market, Inc. Global Select Market System (the “NASDAQ”) as reported by NASDAQ for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of Allegiance Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of CBTX Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5 or Section 1.7. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(f)Any portion of the Exchange Fund that remains unclaimed by the shareholders of Allegiance for twelve (12) months after the Effective Time shall be paid to the Surviving Entity. Any former holders of Allegiance Common Stock who have not theretofore complied with this ARTICLE II shall thereafter look only to the Surviving Entity for payment of the shares of CBTX Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the CBTX Common Stock deliverable in respect of each former share of Allegiance Common Stock such holder holds as determined pursuant to this Agreement without any interest thereon. Notwithstanding the foregoing, none of CBTX, Allegiance, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Allegiance Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g)Notwithstanding anything in this Agreement to the contrary, CBTX shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of CBTX Common Stock, any cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of Allegiance Common Stock or Allegiance Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax law. To the extent that amounts are so withheld by CBTX or the Exchange Agent, as the case may be, and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Allegiance Common Stock or Allegiance Equity Awards in respect of which the deduction and withholding was made by CBTX or the Exchange Agent, as the case may be.
(h)In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by CBTX or the Exchange Agent, the posting by such person of a bond in such amount and on such terms as CBTX or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of CBTX Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CBTX
Except (a) as disclosed in the disclosure schedule delivered by CBTX to Allegiance concurrently herewith (the “CBTX Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect; (ii) the mere inclusion of an item in the CBTX Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by CBTX that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect; and (iii) any disclosures made with respect to a section of ARTICLE III shall be deemed to qualify (1) any other section of ARTICLE III specifically referenced or cross-referenced and (2) other sections of ARTICLE III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any CBTX Reports filed by CBTX since December 31, 2019, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), CBTX hereby represents and warrants to Allegiance as follows:
III.1Corporate Organization.
(a)CBTX is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). CBTX has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. CBTX is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBTX. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Allegiance, CBTX or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof, (F) any local, regional, national or global health conditions (including any epidemic, pandemic or disease outbreak (including SARS-CoV-2 or COVID-19, and any evolutions thereof (“COVID-19”)), including any material worsening of such conditions or any law, directive, guidelines or recommendations issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization, any other Governmental Entity providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such law, directive, guidelines, recommendations or interpretation thereof, or (G) the payment or accrual of any monetary penalties assessed or issued by FinCEN or the OCC in connection with the FinCEN Matter; except, with respect to subclause (A), (B), (C) or (F) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (y) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions. True and complete copies of the amended and restated certificate of formation of CBTX, as amended (the “CBTX Certificate of Formation”) and the amended and restated bylaws of CBTX, as amended (the “CBTX Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by CBTX to Allegiance.
(b)Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBTX, each Subsidiary of CBTX (a “CBTX Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing; and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of CBTX or any CBTX Subsidiary to pay dividends or distributions except, in the case of CBTX or a CBTX Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of each CBTX Subsidiary that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the CBTX Disclosure Schedule sets forth a true and complete list of all CBTX Subsidiaries that would constitute significant subsidiaries within the meaning of Rule 1-02 of Regulation S-X of the SEC as of the date hereof. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of CBTX other than the CBTX Subsidiaries.
III.2Capitalization.
(a)The authorized capital stock of CBTX as of the date of this Agreement consists of 90,000,000 shares of CBTX Common Stock, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of November 1, 2021, there were (i) 24,579,355 shares of CBTX Common Stock issued and outstanding, including 158,961 shares of CBTX Common Stock granted in respect of outstanding restricted stock awards (“CBTX Restricted Stock Awards”); (ii) 843,956 shares of CBTX Common Stock held in treasury; (iii) 199,688 shares of CBTX Common Stock reserved for issuance upon the exercise of outstanding CBTX Stock Options (“CBTX Stock Options”); and (iv) no shares of CBTX preferred stock issued and outstanding or held by CBTX in its treasury. As of the date of this Agreement, except as set forth in the immediately preceding sentence, and for changes since November 1, 2021 resulting from the exercise, vesting or settlement of any CBTX Equity Awards described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of CBTX issued, reserved for issuance or outstanding. All the issued and outstanding shares of CBTX Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of CBTX may vote. Other than CBTX Restricted Stock Awards and the CBTX Stock Options (collectively, “CBTX Equity Awards”) issued prior to the date of this Agreement as described in this Section 3.2, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti- dilutive rights, or rights of first refusal or similar rights, puts, calls, commitments or agreements of any character to which CBTX or any CBTX Subsidiary is a party relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in CBTX, or contracts, commitments, understandings or arrangements by which CBTX may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in CBTX, or that otherwise obligate CBTX to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “CBTX Securities”, and any of the foregoing in respect of CBTX Subsidiaries, collectively, “CBTX Subsidiary Securities”). Other than CBTX Equity

Awards, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of CBTX or any CBTX Subsidiary) are outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which CBTX or any CBTX Subsidiary is a party with respect to the voting or transfer of CBTX Common Stock, capital stock or other voting or equity securities or ownership interests of CBTX or granting any shareholder or other person any registration rights.
(b)Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBTX, CBTX owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the CBTX Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof.
(c)No CBTX Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
III.3Authority; No Violation.
(a)CBTX has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite CBTX Vote and the adoption and approval of the Bank Merger Agreement by CBTX as CBTX Subsidiary Bank’s sole shareholder, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of CBTX. The Board of Directors of CBTX has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of CBTX and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to CBTX’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for (i) the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of two-thirds of the outstanding shares of CBTX Common Stock entitled to vote on this Agreement, and (ii) the approval of the CBTX Certificate Amendment by the affirmative vote of two-thirds of the outstanding shares of CBTX Common Stock entitled to vote thereon (the “Requisite CBTX Vote”), and subject to the adoption and approval of the Bank Merger Agreement by CBTX as CBTX Subsidiary Bank’s sole shareholder, no other corporate proceedings on the part of CBTX are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CBTX and (assuming due authorization, execution and delivery by Allegiance) constitutes a valid and binding obligation of CBTX, enforceable against CBTX in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)). The shares of CBTX Common Stock to be issued in the Merger have been validly authorized (subject to the receipt of the Requisite CBTX Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of CBTX will have any preemptive right or similar rights in respect thereof.
(b)Neither the execution and delivery of this Agreement by CBTX nor the consummation by CBTX of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by CBTX with any of the terms or provisions hereof, will (i) violate any provision of the CBTX Certificate of Formation or the CBTX Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CBTX or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CBTX or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CBTX or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CBTX.
III.4Consents and Approvals. Except for (a) the filing of any required applications, filings, notices and requests for waiver, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices or granting of such waivers, as applicable, (b) the filing of any required applications, filings and notices, as applicable, with the FDIC and the Texas Department of Banking in connection with the Bank Merger and approval of such applications, filings and notices, (c) the filing of an exit notice with the Office of the Comptroller of the Currency (the “OCC”) pursuant to 12 C.F.R. § 5.33(k) with respect to the Bank Merger and the filing of any other required applications, filings or notices with any federal or state banking authorities listed on Section 3.4 of the CBTX Disclosure Schedule or Section 4.4 of the Allegiance Disclosure Schedule and approval of such applications, filings and notices, as applicable, (d) the filing of any required applications, filings and notices, as applicable, with the NASDAQ, (e) the filing by CBTX with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to meetings of CBTX’s shareholders and Allegiance’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by CBTX in connection with the transactions contemplated by this

Agreement (the “S-4”) and the declaration of effectiveness of the S-4, (f) the filing of the Certificate of Merger with the Texas Secretary of State pursuant to the TBOC, (g) the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CBTX Common Stock pursuant to this Agreement and the approval of the listing of such CBTX Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by CBTX of this Agreement or (ii) the consummation by CBTX of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, CBTX has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by CBTX to permit consummation of the Merger and Bank Merger on a timely basis.
III.5Reports. CBTX and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2019 with (i) any state regulatory authority; (ii) the SEC; (iii) the Federal Reserve Board; (iv) the FDIC; (v) the OCC; (vi) any foreign regulatory authority; and (vii) any self-regulatory organization (an “SRO”) (clauses (i) - (vii), collectively “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CBTX. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of CBTX and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of CBTX, investigation into the business or operations of CBTX or any of its Subsidiaries since January 1, 2019, except as where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of CBTX or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of CBTX or any of its Subsidiaries since January 1, 2019, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX.
III.6Financial Statements.
(a)The financial statements of CBTX and its Subsidiaries included (or incorporated by reference) in the CBTX Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of CBTX and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of CBTX and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount); (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2018, no independent public accounting firm of CBTX has resigned (or informed CBTX that it intends to resign) or been dismissed as independent public accountants of CBTX as a result of or in connection with any disagreements with CBTX on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX, neither CBTX nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), and except for those liabilities that are reflected or reserved against on the consolidated balance sheet of CBTX included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2021, or in connection with this Agreement and the transactions contemplated hereby.
(c)The records, systems, controls, data and information of CBTX and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of CBTX or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on CBTX. CBTX (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to CBTX, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of CBTX by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to CBTX’s outside auditors and the audit committee of CBTX’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect CBTX’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in CBTX’s internal controls over financial reporting. These disclosures were made in writing by management to CBTX’s auditors and audit committee and true, correct and complete copies of such disclosures have previously been made available by CBTX to Allegiance. There is no reason to believe that CBTX’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d)Since January 1, 2019, (i) neither CBTX nor any CBTX Subsidiary, nor, to the knowledge of CBTX, any director, officer, auditor, accountant or representative of CBTX or any CBTX Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of CBTX or any CBTX Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CBTX or any CBTX Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing CBTX or any CBTX Subsidiary, whether or not employed by CBTX or any CBTX Subsidiary, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by CBTX or any CBTX Subsidiary or any of their respective officers, directors, employees or agents to the Board of Directors of CBTX or any committee thereof or the Board of Directors or similar governing body of any CBTX Subsidiary or any committee thereof, or to the knowledge of CBTX, to any director or officer of CBTX or any CBTX Subsidiary.
III.7Broker’s Fees. With the exception of the engagement of Stephens Inc. neither CBTX nor any CBTX Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. CBTX has made available to Allegiance the engagement letter by and between CBTX and Stephens Inc. related to the Merger and the other transactions contemplated hereunder.
III.8Absence of Certain Changes or Events.
(a)Since December 31, 2020, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX.
(b)Except in connection with the transactions contemplated by this Agreement, since December 31, 2020, CBTX and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
III.9Legal and Regulatory Proceedings.
(a)Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on CBTX, neither CBTX nor any CBTX Subsidiary is a party to any, and there are no outstanding or pending or, to the knowledge of CBTX, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CBTX or any CBTX

Subsidiary or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)Subject to Section 9.14, there is no material injunction, order, judgment, decree, or regulatory restriction imposed upon CBTX, any of its Subsidiaries or the assets of CBTX or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).
III.10Taxes and Tax Returns.
(a)Each of CBTX and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither CBTX nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of CBTX and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid (other than Taxes being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP). Each of CBTX and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither CBTX nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax or Tax Return that remains in effect (other than extension or waiver granted in the ordinary course of business).
(b)Neither CBTX nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax or Tax Return of CBTX and its Subsidiaries or Taxes imposed on the assets of CBTX and its Subsidiaries. Neither CBTX nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (i) exclusively between or among CBTX and its Subsidiaries, or (ii) contained in commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).
(c)There are no pending or proposed changes in the income Tax accounting methods (including any method for determining reserves for bad debts) of CBTX or any of its Subsidiaries. Neither CBTX nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period ending after the Closing Date as a result of any: (i) adjustment required by a change in method of accounting made prior to the Closing Date; (ii) closing agreement entered into prior to the Closing Date; or (iii) installment sale or open transaction disposition made prior to the Closing Date.

(d)Since January 1, 2017, neither CBTX nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was CBTX) or (ii) has any liability for the Taxes of any person (other than CBTX or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by operation of law.
(e)Neither CBTX nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither CBTX nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(f)Neither CBTX nor any of its Subsidiaries has taken any action or has knowledge of any facts or circumstances that, in either case, would reasonably be expected to prevent or impede the Merger from being treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.
(g)As used in this Agreement, (i) the term “Tax” or “Taxes” means all federal, state, local, and non-U.S. taxes, including income, excise, gross receipts, ad valorem, profits, gains, property, turnover, production, stamp, documentary, goods and services, registration, disability, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other like charges, levies or assessments that are in the nature of a tax together with all penalties and additions to tax and interest thereon, and (ii) term “Tax Return” means any return, declaration, report, form, filing, election, notice, claim for refund, or information return , including any schedule, statement or attachment thereto, and including any amendment thereof, filed or required to be filed with a Governmental Entity with respect to Taxes.
III.11Benefit Plans; Employees.
(a)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX, each CBTX Benefit Plan has been established, operated, maintained and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “CBTX Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity, equity-related, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, consulting, welfare, insurance, medical, dental, disability, cafeteria, flexible spending, dependent care, fringe benefit or other compensation or benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which

CBTX, any Subsidiary thereof or any trade or business, whether or not incorporated, which would be deemed a single employer with CBTX or any of its Subsidiaries pursuant to Section 414(b), (c), (m) or (o) of the Code (a “CBTX ERISA Affiliate”), is a party or has any current or future obligation or liability (whether actual, contingent or otherwise) or that are sponsored, maintained, contributed to by or required to be contributed to by CBTX, any of its Subsidiaries, or any CBTX ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor (or the dependents, beneficiaries or designees of any of the foregoing) of CBTX, any of its Subsidiaries, or any CBTX ERISA Affiliate. Section 3.11(a) of the CBTX Disclosure Schedule lists each CBTX Benefit Plan.
(b)CBTX has made available to Allegiance true and complete copies of each material CBTX Benefit Plan (and all amendments thereto) (or, in the case of an unwritten material CBTX Benefit Plan, a written summary of the material terms thereof) and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements; (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”); (iii) the most recently received IRS determination, advisory or opinion letter; and (iv) the most recently prepared actuarial report.
(c)The IRS has issued a favorable determination, advisory or opinion with respect to the form of each CBTX Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “CBTX Qualified Plans”) and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to CBTX’s knowledge, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any CBTX Qualified Plan or the related trust.
(d)No CBTX Benefit Plan is (i) subject to Title IV of ERISA of Section 412 of the Code; (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA; (iii) a multiple employer plan as described in Section 413(d) of the Code; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA.
(e)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX, no CBTX Benefit Plan provides for any post-employment, post-retirement or post-service health or medical or life insurance benefits for retired, former or current employees, directors or consultants (or beneficiaries or dependents thereof), except (i) as required by Section 4980B of the Code; (ii) through the end of the month of termination of employment; or (iii) pursuant to conversion rights at sole expense of converting former employee.
(f)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX, all contributions required to be made by CBTX, its Subsidiaries or any CBTX ERISA Affiliate to any CBTX Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable by CBTX, its Subsidiaries or any CBTX ERISA Affiliate with respect to insurance policies funding any CBTX Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of CBTX in accordance with GAAP.
(g)There are no pending or, to CBTX’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits, arbitrations or governmental audits or investigations that have been asserted or instituted, and, to CBTX’s knowledge, no set of circumstances exists which may reasonably give rise to a claim, lawsuit, arbitration, audit or investigation, against or of the CBTX Benefit Plans, any fiduciaries thereof with respect to their duties to the CBTX Benefit Plans or the assets of any of the trusts under any of the CBTX Benefit Plans that would reasonably be expected to result in any material liability to CBTX or any of its Subsidiaries.
(h)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX, none of CBTX, its Subsidiaries or any CBTX ERISA Affiliate (or, to CBTX’s knowledge, any other party) has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to a CBTX Benefit Plan that would reasonably be expected to subject any of the CBTX Benefit Plans or their related trusts, CBTX, any of its Subsidiaries or any CBTX ERISA Affiliate to any material Tax, penalty or liability imposed under Section 4975 of the Code or Section 502 of ERISA.
(i)Except as contemplated by Section 1.7, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result or has resulted in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director or other service provider of CBTX or any of its Subsidiaries, or result in any limitation on the right of CBTX or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any CBTX Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by CBTX or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
(j)No CBTX Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. Except as would not reasonably be expected to result in material liability to CBTX, each CBTX Benefit Plan required to comply with Section 409A of the Code complies in both form and operation therewith.
(k)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX, there are no pending or, to CBTX’s knowledge, threatened labor grievances or unfair labor practice claims or charges against CBTX or any of its Subsidiaries, or any strikes or other labor disputes against CBTX or any of its Subsidiaries. Neither CBTX nor any of its Subsidiaries is

party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of CBTX or any of its Subsidiaries and there are no pending or, to the CBTX’s knowledge, threatened organizing efforts by any union or other group seeking to represent any employees of CBTX or any of its Subsidiaries.
(l)CBTX has provided to Allegiance a list of individuals employed by CBTX or any of its Subsidiaries as of the date hereof, and the following information for each such individual: (i) name; (ii) title; (iii) hire date; (iv) office location; (v) annual salary or hourly wage rate, as applicable; (vi) incentive compensation; and (vii) total annual compensation. As of the date hereof, all compensation payable to all employees of CBTX or any of its Subsidiaries for services performed on or prior to the date hereof have been paid in full (or accrued in full on the interim financial statements) and there are no outstanding agreements, understandings or commitments of CBTX or any of its Subsidiaries with respect to any compensation to employees. Neither CBTX nor any of its Subsidiaries is a party to an agreement with a professional employer organization or staffing services agency.
(m)Neither CBTX nor any of its Subsidiaries has, in the past ninety (90) days, engaged in any employment termination action requiring notice pursuant to the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. similar provision of any state or local law (the “WARN Act”).
III.12SEC Reports. CBTX has previously made available to Allegiance an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2019 by CBTX pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “CBTX Reports”) and (b) communication mailed by CBTX to its shareholders since December 31, 2019 and prior to the date hereof, and no such CBTX Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2019, as of their respective dates, all CBTX Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of CBTX has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issued raised by, the SEC with respect to any of the CBTX Reports.
III.13Compliance with Applicable Law.
(a)CBTX and each of its Subsidiaries hold, and have at all times since December 31, 2020, held, all licenses, registrations, franchises, certificates, variances,

permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBTX, and to the knowledge of CBTX, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.
(b)Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBTX, CBTX and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to CBTX or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. CBTX and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by CBTX and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where CBTX and its Subsidiaries conduct business.
(c)CBTX Subsidiary Bank has a Community Reinvestment Act rating of “satisfactory” or better.
(d)CBTX maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data; (ii) unauthorized or unlawful operations performed upon Personal Data; or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of CBTX, CBTX has not experienced any Security

Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBTX. To the knowledge of CBTX, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CBTX.
(e)Without limitation, none of CBTX or any of its Subsidiaries, or to the knowledge of CBTX, any director, officer, employee, agent or other person acting on behalf of CBTX or any of its Subsidiaries has, directly or indirectly, (i) used any funds of CBTX or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of CBTX or any of its Subsidiaries; (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law; (iv) established or maintained any unlawful fund of monies or other assets of CBTX or any of its Subsidiaries; (v) made any fraudulent entry on the books or records of CBTX or any of its Subsidiaries; or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for CBTX or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for CBTX or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBTX.
(f)As of the date hereof, CBTX, CBTX Subsidiary Bank and each other insured depository institution CBTX Subsidiary is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator).
(g)Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBTX, (i) CBTX and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of CBTX, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.
III.14Certain Contracts.
(a)As of the date hereof, neither CBTX nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any CBTX Benefit Plan):

(i)which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii)which contains a provision that materially restricts the conduct of any line of business by CBTX or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region;
(iii)with or to a labor union, labor organization or other employee organization (including any collective bargaining agreement);
(iv)any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite CBTX Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBTX;
(v)(A) that relates to the incurrence of indebtedness by CBTX or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by CBTX or any CBTX Subsidiary of, or any similar commitment by CBTX or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in outstanding principal amount of $5,000,000 or more;
(vi)that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of CBTX or its Subsidiaries, taken as a whole;
(vii)that alters the at-will employment status of an employee;
(viii)with independent contractors or consultants providing for payments of at least $250,000 in any twelve (12)-month period or that are not terminable by CBTX or any of its Subsidiaries on notice of sixty (60) days or less without termination obligations;
(ix)that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $250,000 per annum (other than any such contracts which are terminable by CBTX or any of its

Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice);
(x)that is a settlement, consent or similar agreement and contains any material continuing obligations of CBTX or any of its Subsidiaries; or
(xi)that relates to the acquisition or disposition of any person, business or asset and under which CBTX or its Subsidiaries have or may have a material obligation or liability.
Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the CBTX Disclosure Schedule, is referred to herein as a “CBTX Contract.” CBTX has made available to Allegiance true, correct and complete copies of each CBTX Contract in effect as of the date hereof.
(b)Each CBTX Contract is valid and binding on CBTX or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CBTX. CBTX and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each CBTX Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CBTX. To the knowledge of CBTX, each third-party counterparty to each CBTX Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such CBTX Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CBTX. Neither CBTX nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any CBTX Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX. No event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of CBTX or any of its Subsidiaries, or to the knowledge of CBTX, any other party thereto, of or under any such CBTX Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CBTX.
III.15Agreements with Regulatory Agencies. Subject to Section 9.14, neither CBTX nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2019, a recipient of any supervisory letter from, or since December 31, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the CBTX Disclosure Schedule, a “CBTX Regulatory Agreement”), nor has CBTX or any of its Subsidiaries been advised in writing or, to the knowledge of CBTX, threatened since January 1, 2019, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such CBTX Regulatory Agreement.
III.16Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX, CBTX and its Subsidiaries are in compliance, and have complied since January 1, 2020, with all federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of CBTX, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on CBTX or any CBTX Subsidiary of any liability or obligation arising under any Environmental Law pending or threatened against CBTX, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX. To the knowledge of CBTX, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX. CBTX is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX.
III.17Investment Securities and Commodities. Each of CBTX and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to CBTX’s business on a consolidated basis, free and clear of any Lien, except as set forth in the financial statements included in the CBTX Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of CBTX or its Subsidiaries. Such securities and commodities are valued on the books of CBTX in accordance with GAAP in all material respects.
III.18Real Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX, CBTX or a CBTX Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the CBTX Reports as being owned by CBTX or a CBTX Subsidiary or acquired after the date thereof which are material to CBTX on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “CBTX Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due; (ii) Liens for property or ad valorem Taxes not yet due and payable; (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (iv) collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such CBTX Reports or acquired after the date thereof which are material to CBTX on a consolidated basis (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the CBTX Owned Properties, the “CBTX Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of CBTX, the lessor. There are no pending or, to the knowledge of CBTX, threatened condemnation proceedings against the CBTX Real Property.
III.19Intellectual Property. CBTX and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX: (a) (i) to the knowledge of CBTX, the use of any Intellectual Property by CBTX and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which CBTX or any CBTX Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to CBTX that CBTX or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of CBTX, no person is challenging, infringing on or otherwise violating any right of CBTX or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to CBTX or its Subsidiaries, and (c) neither CBTX nor any CBTX Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by CBTX or any CBTX Subsidiary, and CBTX and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by CBTX and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.
III.20Related Party Transactions. As of the date hereof, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between CBTX or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of CBTX or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding CBTX Common Stock (or any of such person’s immediate family members or affiliates) (other than CBTX Subsidiaries) on the other hand, of the type required to be reported in any CBTX Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been disclosed therein.
III.21State Takeover Laws. The Board of Directors of CBTX has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the CBTX Certificate of Formation or CBTX Bylaws (collectively, with any similar provisions of the Allegiance Certificate of Formation or Allegiance Bylaws “Takeover Restrictions”). In accordance with Section 10.354 of the TBOC, no appraisal or dissenters’ rights will be available to the holders of CBTX Common Stock in connection with the Merger.
III.22Reorganization. CBTX has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
III.23Opinions of Financial Advisors. Prior to the execution of this Agreement, the Board of Directors of CBTX has received the opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Stephens Inc. to the effect that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth in the written opinion, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the holders of CBTX Common Stock (other than, as applicable, Allegiance and its affiliates). Such opinion has not been amended or rescinded as of the date of this Agreement.
III.24Loan Portfolio.
(a)As of the date hereof, neither CBTX nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which CBTX or any CBTX Subsidiary is a creditor that, as of September 30, 2021, had an outstanding balance of $5,000,000 or more and under the terms of which the obligor was, as of September 30, 2021, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 3.24(a) of the CBTX Disclosure Schedule is a true, correct and complete list of (A) all the Loans of CBTX and its Subsidiaries that, as of September 30, 2021, had an outstanding balance of $5,000,000 and were classified by CBTX as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of CBTX or any of its Subsidiaries that, as of September 30, 2021, is classified as “Other Real Estate Owned” and the book value thereof.
(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX, each Loan of CBTX or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of CBTX and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(c)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX, each outstanding Loan of CBTX or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of CBTX and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
III.25Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on CBTX, (a) CBTX and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of CBTX reasonably has determined to be prudent and consistent with industry practice, and CBTX and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof; (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of CBTX and its Subsidiaries, CBTX or the relevant Subsidiary thereof is the sole beneficiary of such policies; (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion; (d) there is no claim for coverage by CBTX or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither CBTX nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.
III.26No Investment Advisor Subsidiary. Neither CBTX nor any CBTX Subsidiary provides any investment management, investment advisory or sub-advisory services or is required to register with the SEC as an investment advisor under the Investment Advisers Act of 1940, as amended (the “Investment Advisors Act”).

III.27No Broker-Dealer Subsidiary. Neither CBTX nor any CBTX Subsidiary is a broker-dealer required to be registered under the Exchange Act with the SEC.
III.28CBTX Information.  The information relating to CBTX and the CBTX Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to CBTX and the CBTX Subsidiaries that is provided by CBTX or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
III.29No Other Representations or Warranties.
(a)Except for the representations and warranties made by CBTX in this ARTICLE III, neither CBTX nor any other person makes any express or implied representation or warranty with respect to CBTX, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and CBTX hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither CBTX nor any other person makes or has made any representation or warranty to Allegiance or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to CBTX, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by CBTX in this ARTICLE III, any oral or written information presented to Allegiance or any of its affiliates or representatives in the course of their due diligence investigation of CBTX, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)CBTX acknowledges and agrees that neither Allegiance nor any other person has made or is making any express or implied representation or warranty other than those contained in ARTICLE IV.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ALLEGIANCE
Except (a) as disclosed in the disclosure schedule delivered by Allegiance to CBTX concurrently herewith (the “Allegiance Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect; (ii) the mere inclusion of an item in the Allegiance Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Allegiance that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect; and (iii) any disclosures made with respect to a section of ARTICLE IV shall be deemed to qualify (1) any other section of ARTICLE IV specifically referenced or cross-referenced and (2) other sections of ARTICLE IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Allegiance

Reports filed by Allegiance since December 31, 2019, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Allegiance hereby represents and warrants to CBTX as follows:
IV.1Corporate Organization.
(a)Allegiance is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is a bank holding company duly registered under the BHC Act. Allegiance has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Allegiance is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Allegiance. True and complete copies of the amended and restated certificate of formation of Allegiance, as amended (the “Allegiance Certificate of Formation”) and the amended and restated bylaws of Allegiance (the “Allegiance Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by Allegiance to CBTX.
(b)Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Allegiance, each Subsidiary of Allegiance (an “Allegiance Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of Allegiance or any Allegiance Subsidiary to pay dividends or distributions except, in the case of Allegiance or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of each Allegiance Subsidiary that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the Allegiance Disclosure Schedule sets forth a true and complete list of all Allegiance Subsidiaries that would constitute “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC as of the date hereof. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Allegiance other than the Allegiance Subsidiaries.

IV.2Capitalization.
(a)The authorized capital stock of Allegiance as of the date of this Agreement consists of 80,000,000 shares of Allegiance Common Stock and 1,000,000 shares of preferred stock, par value $1.00 per share. As of November 1, 2021, there were (i) 20,250,559 shares of Allegiance Common Stock issued and outstanding, including 168,659 shares of Allegiance Common Stock granted in respect of outstanding Allegiance Restricted Stock Awards; (ii) no shares of Allegiance Common Stock held in treasury; (iii) 157,674 shares of Allegiance Common Stock reserved for issuance upon the settlement of outstanding Allegiance PSUs (assuming performance goals are satisfied at the maximum level); (iv) 358,164 shares of Allegiance Common Stock reserved for issuance upon the exercise of outstanding Allegiance Stock Options; (v) 90,540 shares of Allegiance Common Stock reserved for issuance under the ESPP; and (vi) no shares of Allegiance preferred stock issued and outstanding or held by Allegiance in its treasury. As of the date of this Agreement, except as set forth in the immediately preceding sentence, and for changes since November 1, 2021 resulting from the exercise, vesting or settlement of any Allegiance Equity Awards described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of Allegiance issued, reserved for issuance or outstanding. All the issued and outstanding shares of Allegiance Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Allegiance may vote. Other than the Allegiance Stock Options, the Allegiance Restricted Stock Awards and the Allegiance PSUs in each case issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti- dilutive rights, or rights of first refusal or similar rights, puts, calls, commitments or agreements of any character to which Allegiance or any Allegiance Subsidiary is a party relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Allegiance, or contracts, commitments, understandings or arrangements by which Allegiance may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Allegiance or that otherwise obligate Allegiance to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Allegiance Securities”, and any of the foregoing in respect of Allegiance Subsidiaries, collectively, “Allegiance Subsidiary Securities”). Other than the Allegiance Restricted Stock Awards, the Allegiance Stock Options, the Allegiance PSUs and the ESPP (collectively, the “Allegiance Equity Awards”), no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Allegiance or any Allegiance Subsidiary) are outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Allegiance or any Allegiance Subsidiary is a party with respect to the voting or transfer of Allegiance Common Stock, capital stock or other voting or equity securities or ownership interests of Allegiance or granting any shareholder or other person any registration rights.

(b)Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Allegiance, Allegiance owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Allegiance Subsidiaries, free and clear of any Liens, and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.
(c)Section 4.2(c) of the Allegiance Disclosure Schedule sets forth a true and complete schedule, as of the date hereof, of the outstanding capital securities (the “Allegiance Trust Preferred Securities”) issued by F&M Bancshares to each of Farmers & Merchants Capital Trust II and Farmers & Merchants Capital Trust III that were assumed by Allegiance in its acquisition of F&M Bancshares on January 1, 2015. Section 4.2(c) of the Allegiance Disclosure Schedule is in the same form as the table included in Note 13 of the Notes to Consolidated Financial Statements included in Allegiance’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.
(d)No Allegiance Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
IV.3Authority; No Violation.
(a)Allegiance has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Allegiance Vote and the adoption and approval of the Bank Merger Agreement by Allegiance as Allegiance Subsidiary Bank’s sole shareholder, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Allegiance. The Board of Directors of Allegiance has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Allegiance and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to Allegiance’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of two-thirds of the outstanding shares of Allegiance Common Stock entitled to vote on this Agreement (the “Requisite Allegiance Vote”), and subject to the adoption and approval of the Bank Merger Agreement by Allegiance as Allegiance Subsidiary Bank’s sole shareholder, no other corporate proceedings on the part of Allegiance are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Allegiance and (assuming due authorization, execution and delivery by CBTX) constitutes a valid and binding obligation of Allegiance, enforceable against

Allegiance in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).
(b)Neither the execution and delivery of this Agreement by Allegiance, nor the consummation by Allegiance of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by Allegiance with any of the terms or provisions hereof, will (i) violate any provision of the Allegiance Certificate of Formation or the Allegiance Bylaws or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Allegiance or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Allegiance or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Allegiance or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults that either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Allegiance.
IV.4Consents and Approvals. Except for (a) the filing of any required applications, filings, notices and requests for waiver, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices or granting of such waivers, as applicable, (b) the filing of any required applications, filings and notices, as applicable, with the FDIC and the Texas Department of Banking in connection with the Bank Merger, and approval of such applications, filings and notices, (c) the filing of an exit notice with the OCC pursuant to 12 C.F.R. § 5.33(k) with respect to the Bank Merger and the filing of any other required applications, filings or notices with any federal or state banking authorities listed on Section 3.4 of the CBTX Disclosure Schedule or Section 4.4 of the Allegiance Disclosure Schedule and approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the NASDAQ, (e) the filing by CBTX with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (f) the filing of the Certificate of Merger with the Texas Secretary of State pursuant to the TBOC, (g) the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CBTX Common Stock pursuant to this Agreement and the approval of the listing of such CBTX Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Allegiance of this Agreement or (ii) the consummation by Allegiance of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Allegiance has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by Allegiance to permit consummation of the Merger and Bank Merger on a timely basis.
IV.5Reports. Allegiance and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2019 with any Regulatory Agencies, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Allegiance. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Allegiance and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Allegiance, investigation into the business or operations of Allegiance or any of its Subsidiaries since January 1, 2019, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Allegiance or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Allegiance or any of its Subsidiaries since January 1, 2019, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance.
IV.6Financial Statements.
(a)The financial statements of Allegiance and its Subsidiaries included (or incorporated by reference) in the Allegiance Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Allegiance and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Allegiance and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount); (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2018, no independent public accounting firm of Allegiance has resigned (or informed Allegiance that it intends to resign) or been dismissed as independent public accountants of Allegiance as a result of or in connection with any disagreements with Allegiance on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance, neither Allegiance nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), and except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Allegiance included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2021, or in connection with this Agreement and the transactions contemplated hereby.
(c)The records, systems, controls, data and information of Allegiance and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of Allegiance or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on Allegiance. Allegiance (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Allegiance, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Allegiance by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Allegiance’s outside auditors and the audit committee of Allegiance’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Allegiance’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Allegiance’s internal controls over financial reporting. These disclosures were made in writing by management to Allegiance’s auditors and audit committee and true, correct and complete copies of such disclosures have previously been made available by Allegiance to CBTX. There is no reason to believe that Allegiance’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d)Since January 1, 2019, (i) neither Allegiance nor any of its Subsidiaries, nor, to the knowledge of Allegiance, any director, officer, auditor, accountant or representative of Allegiance or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Allegiance or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Allegiance or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Allegiance or any of its Subsidiaries, whether or not employed by Allegiance or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Allegiance or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Allegiance or any committee thereof or the Board of Directors or similar governing body of any Allegiance Subsidiary or any committee thereof, or to the knowledge of Allegiance, to any director or officer of Allegiance or any Allegiance Subsidiary.
IV.7Broker’s Fees. With the exception of the engagement of Raymond James & Associates, Inc., neither Allegiance nor any Allegiance Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Allegiance has made available to CBTX the engagement letter by and between Allegiance and Raymond James & Associates, Inc. related to the Merger and the other transactions contemplated hereunder.
IV.8Absence of Certain Changes or Events.
(a)Since December 31, 2020, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance.
(b)Except in connection with the transactions contemplated by this Agreement, since December 31, 2020, Allegiance and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
IV.9Legal and Regulatory Proceedings.
(a)Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Allegiance, neither Allegiance nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Allegiance, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Allegiance or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)Subject to Section 9.14, there is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Allegiance, any of its Subsidiaries or the assets of Allegiance or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).
IV.10Taxes and Tax Returns.
(a)Each of Allegiance and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Allegiance nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Allegiance and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid (other than Taxes being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP). Each of Allegiance and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Allegiance nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax or Tax Return that remains in effect (other than extension or waiver granted in the ordinary course of business).
(b)Neither Allegiance nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax or Tax Return of Allegiance and its Subsidiaries or Taxes imposed on the assets of Allegiance and its Subsidiaries. Neither Allegiance nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (i) exclusively between or among Allegiance and its Subsidiaries, or (ii) contained in commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).
(c)There are no pending or proposed changes in the income Tax accounting methods (including any method for determining reserves for bad debts) of Allegiance or any of its Subsidiaries. Neither Allegiance nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period ending after the Closing Date as a result of any: (i) adjustment required by a change in method of accounting made prior to the Closing Date; (ii) closing agreement entered into prior to the Closing Date; or (iii) installment sale or open transaction disposition made prior to the Closing Date.
(d)Since January 1, 2017, neither Allegiance nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was Allegiance) or (ii) has any liability for the Taxes of any person (other than Allegiance or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by operation of law.
(e)Neither Allegiance nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under

Section 355 of the Code. Neither Allegiance nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(f)Neither Allegiance nor any of its Subsidiaries has taken any action or has knowledge of any facts or circumstances that, in either case, would reasonably be expected to prevent or impede the Merger from being treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.
IV.11Benefit Plans; Employees.
(a)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance, each Allegiance Benefit Plan has been established, operated, maintained and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “Allegiance Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, equity-related, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, consulting, welfare, insurance, medical, dental, disability, cafeteria, flexible spending, dependent care, fringe benefit or other compensation or benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which Allegiance, any Subsidiary thereof or any trade or business, whether or not incorporated, which would be deemed a single employer with Allegiance or any of its Subsidiaries pursuant to Section 414(b), (c), (m) or (o) of the Code (an “Allegiance ERISA Affiliate”), is a party or has any current or future obligation or liability (whether actual, contingent or otherwise) or that are sponsored, maintained, contributed to by or required to be contributed to by Allegiance, any of its Subsidiaries, or any Allegiance ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor (or the dependents, beneficiaries or designees of any of the foregoing) of Allegiance, any of its Subsidiaries, or any Allegiance ERISA Affiliate. Section 4.11(a) of the Allegiance Disclosure Schedule lists each Allegiance Benefit Plan.
(b)Allegiance has made available to CBTX true and complete copies of each material Allegiance Benefit Plan (and all amendments thereto) (or, in the case of an unwritten material Allegiance Benefit Plan, a written summary of the material terms thereof) and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements; (ii) the most recent annual report (Form 5500) filed with the IRS; (iii) the most recently received IRS determination, advisory or opinion letter; and (iv) the most recently prepared actuarial report.
(c)The IRS has issued a favorable determination, advisory or opinion with respect to the form of each Allegiance Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Allegiance Qualified Plans”) and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to Allegiance’s knowledge, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Allegiance Qualified Plan or the related trust.
(d)No Allegiance Benefit Plan is (i) subject to Title IV of ERISA of Section 412 of the Code; (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA; (iii) a multiple employer plan as described in Section 413(d) of the Code; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA.
(e)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance, no Allegiance Benefit Plan provides for any post-employment, post-retirement or post-service health or medical or life insurance benefits for retired, former or current employees, directors or consultants (or beneficiaries or dependents thereof), except (i) as required by Section 4980B of the Code; (ii) through the end of the month of termination of employment; or (iii) pursuant to conversion rights at sole expense of converting former employee.
(f)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance, all contributions required to be made by Allegiance, its Subsidiaries or any Allegiance ERISA Affiliate to any Allegiance Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable by Allegiance, its Subsidiaries or any Allegiance ERISA Affiliate with respect to insurance policies funding any Allegiance Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Allegiance in accordance with GAAP.
(g)There are no pending or, to Allegiance’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits, arbitrations or governmental audits or investigations that have been asserted or instituted, and, to Allegiance’s knowledge, no set of circumstances exists which may reasonably give rise to a claim, lawsuit, arbitration, audit or investigation, against or of the Allegiance Benefit Plans, any fiduciaries thereof with respect to their duties to the Allegiance Benefit Plans or the assets of any of the trusts under any of the Allegiance Benefit Plans that would reasonably be expected to result in any material liability to Allegiance or any of its Subsidiaries.
(h)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance, none of Allegiance, its Subsidiaries or any Allegiance ERISA Affiliate (or, to Allegiance’s knowledge, any other party) has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to an Allegiance Benefit Plan that would reasonably be expected to subject any of the Allegiance Benefit Plans or their related trusts, Allegiance, any of its Subsidiaries or any Allegiance ERISA Affiliate to any material Tax, penalty or liability imposed under Section 4975 of the Code or Section 502 of ERISA.

(i)Except as contemplated by Section 1.7, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result or has resulted in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director or other service provider of Allegiance or any of its Subsidiaries, or result in any limitation on the right of Allegiance or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Allegiance Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Allegiance or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
(j)No Allegiance Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. Except as would not reasonably be expected to result in material liability to Allegiance, each Allegiance Benefit Plan required to comply with Section 409A of the Code complies in both form and operation therewith.
(k)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance, there are no pending or, to Allegiance’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Allegiance or any of its Subsidiaries, or any strikes or other labor disputes against Allegiance or any of its Subsidiaries. Neither Allegiance nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Allegiance or any of its Subsidiaries and there are no pending or, to Allegiance’s knowledge, threatened organizing efforts by any union or other group seeking to represent any employees of Allegiance or any of its Subsidiaries.
(l)Allegiance has provided to CBTX a list of individuals employed by Allegiance or any of its Subsidiaries as of the date hereof, and the following information for each such individual: (i) name; (ii) title; (iii) hire date; (iv) office location; (v) annual salary or hourly wage rate, as applicable; (vi) incentive compensation; and (vii) total annual compensation. As of the date hereof, all compensation payable to all employees of Allegiance or any of its Subsidiaries for services performed on or prior to the date hereof have been paid in full (or accrued in full on the interim financial statements) and there are no outstanding agreements, understandings or commitments of Allegiance or any of its Subsidiaries with respect to any compensation to employees. Neither Allegiance nor any of its Subsidiaries is a party to an agreement with a professional employer organization or staffing services agency.
(m)Neither Allegiance nor any of its Subsidiaries has, in the past ninety (90) days, engaged in any employment termination action requiring notice pursuant to WARN Act.

IV.12SEC Reports. Allegiance has previously made available to CBTX an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2019 by Allegiance pursuant to the Securities Act or the Exchange Act (the “Allegiance Reports”) and (b) communication mailed by Allegiance to its shareholders since December 31, 2019 and prior to the date hereof, and no such Allegiance Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2019, as of their respective dates, all Allegiance Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Allegiance has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issued raised by, the SEC with respect to any of the Allegiance Reports.
IV.13Compliance with Applicable Law.
(a)Allegiance and each of its Subsidiaries hold, and have at all times since December 31, 2020, held, all licenses, registrations, franchises, certificates, variances, permits charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Allegiance, and to the knowledge of Allegiance, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.
(b)Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Allegiance, Allegiance and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Allegiance or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage

Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Allegiance and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Allegiance and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where Allegiance and its Subsidiaries conduct business.
(c)Allegiance Subsidiary Bank has a Community Reinvestment Act rating of “satisfactory” or better.
(d)Allegiance maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any Security Breach. To the knowledge of Allegiance, Allegiance has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Allegiance. To the knowledge of Allegiance, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Allegiance.
(e)Without limitation, none of Allegiance, or any of its Subsidiaries, or to the knowledge of Allegiance, any director, officer, employee, agent or other person acting on behalf of Allegiance or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Allegiance or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Allegiance or any of its Subsidiaries; (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law; (iv) established or maintained any unlawful fund of monies or other assets of Allegiance or any of its Subsidiaries; (v) made any fraudulent entry on the books or records of Allegiance or any of its Subsidiaries; or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Allegiance or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Allegiance or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Allegiance.
(f)As of the date hereof, Allegiance, Allegiance Subsidiary Bank and each other insured depository institution Allegiance Subsidiary is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator).
(g)Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Allegiance, (i) Allegiance and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Allegiance, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.
IV.14Certain Contracts.
(a)As of the date hereof, neither Allegiance nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any Allegiance Benefit Plan):
(i)which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii)which contains a provision that materially restricts the conduct of any line of business by Allegiance or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region;
(iii)with or to a labor union, labor organization or other employee organization (including any collective bargaining agreement);
(iv)any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Allegiance Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Allegiance;
(v)(A) that relates to the incurrence of indebtedness by Allegiance or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank, securities sold under agreements to repurchase and any contract relating to the Allegiance Trust Preferred Securities, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Allegiance or any of Allegiance Subsidiary of, or any similar commitment by Allegiance or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the outstanding principal amount of $5,000,000 or more;
(vi)that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Allegiance or its Subsidiaries, taken as a whole;
(vii)that alters the at-will employment status of an employee;
(viii)with independent contractors or consultants providing for payments of at least $250,000 in any twelve (12)-month period or that are not terminable by Allegiance or any of its Subsidiaries on notice of sixty (60) days or less without termination obligations;
(ix)that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $250,000 per annum (other than any such contracts which are terminable by Allegiance or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice);
(x)that is a settlement, consent or similar agreement and contains any material continuing obligations of Allegiance or any of its Subsidiaries; or
(xi)that relates to the acquisition or disposition of any person, business or asset and under which Allegiance or its Subsidiaries have or may have a material obligation or liability.
Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the Allegiance Disclosure Schedule, is referred to herein as an “Allegiance Contract.” Allegiance has made available to CBTX true, correct and complete copies of each Allegiance Contract in effect as of the date hereof.
(b)Each Allegiance Contract is valid and binding on Allegiance or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Allegiance. Allegiance and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Allegiance Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Allegiance. To the knowledge of Allegiance, each third-party counterparty to each Allegiance Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Allegiance Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Allegiance. Neither Allegiance nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Allegiance Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance. No event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Allegiance or any of its Subsidiaries or, to the knowledge of Allegiance, any other party thereto, of or under any such Allegiance Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Allegiance.
IV.15Agreements with Regulatory Agencies. Subject to Section 9.14, neither Allegiance nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2019, a recipient of any supervisory letter from, or since December 31, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Allegiance Disclosure Schedule, an “Allegiance Regulatory Agreement”), nor has Allegiance or any of its Subsidiaries been advised in writing or, to the knowledge of Allegiance, threatened since January 1, 2019, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Allegiance Regulatory Agreement.
IV.16Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance, Allegiance and its Subsidiaries are in compliance, and have complied since January 1, 2020, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Allegiance, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Allegiance or any Allegiance Subsidiary of any liability or obligation arising under any Environmental Law pending or threatened against Allegiance, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance. To the knowledge of Allegiance, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance. Allegiance is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance.
IV.17Investment Securities and Commodities. Each of Allegiance and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Allegiance’s business on a consolidated basis, free and clear of any Lien, except as set forth in the financial statements included in the Allegiance Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Allegiance or its Subsidiaries. Such securities and commodities are valued on the books of Allegiance in accordance with GAAP in all material respects.
IV.18Real Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance, Allegiance or an Allegiance Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Allegiance Reports as being owned by Allegiance or an Allegiance Subsidiary or acquired after the date thereof which are material to Allegiance on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Allegiance Owned Properties”), free and clear of all material Liens, except for Permitted Encumbrances and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Allegiance Reports or acquired after the date thereof which are material to Allegiance on a consolidated basis (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the Allegiance Owned Properties, the “Allegiance Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Allegiance, the lessor. There are no pending or, to the knowledge of Allegiance, threatened condemnation proceedings against the Allegiance Real Property.
IV.19Intellectual Property. Allegiance and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance: (a) (i) to the knowledge of Allegiance, the use of any Intellectual Property by Allegiance and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Allegiance or any Allegiance Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to Allegiance that Allegiance or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of Allegiance, no person is challenging, infringing on or otherwise violating any right of Allegiance or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Allegiance or its Subsidiaries, and (c) neither Allegiance nor any Allegiance Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Allegiance or any Allegiance Subsidiary, and Allegiance and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Allegiance and its Subsidiaries.

IV.20Related Party Transactions. As of the date hereof, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Allegiance or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Allegiance or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Allegiance Common Stock (or any of such person’s immediate family members or affiliates) (other than Allegiance Subsidiaries) on the other hand, of the type required to be reported in any Allegiance Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been disclosed therein.
IV.21State Takeover Laws. The Board of Directors of Allegiance has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Restrictions. In accordance with Section 10.354 of the TBOC, no appraisal or dissenters’ rights will be available to the holders of Allegiance Common Stock in connection with the Merger.
IV.22Reorganization. Allegiance has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
IV.23Opinions of Financial Advisors. Prior to the execution of this Agreement, the Board of Directors of Allegiance has received the opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Raymond James, to the effect that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth in the written opinion, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the holders of Allegiance Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
IV.24Loan Portfolio.
(a)As of the date hereof, neither Allegiance nor any of its Subsidiaries is a party to any written or oral Loan in which Allegiance or any Allegiance Subsidiary is a creditor that, as of September 30, 2021, had an outstanding balance of $5,000,000 or more and under the terms of which the obligor was, as of September 30, 2021, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 4.24(a) of the Allegiance Disclosure Schedule is a true, correct and complete list of (A) all the Loans of Allegiance and its Subsidiaries that, as of September 30, 2021, had an outstanding balance of $5,000,000 and were classified by Allegiance as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Allegiance or any of its Subsidiaries that, as of September 30, 2021, is classified as “Other Real Estate Owned” and the book value thereof.
(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance, each Loan of Allegiance or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Allegiance and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected; and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(c)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance, each outstanding Loan of Allegiance or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Allegiance and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
IV.25Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Allegiance, (a) Allegiance and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Allegiance reasonably has determined to be prudent and consistent with industry practice, and Allegiance and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof; (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Allegiance and its Subsidiaries, Allegiance or the relevant Subsidiary thereof is the sole beneficiary of such policies; (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion; (d) there is no claim for coverage by Allegiance or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Allegiance nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.
IV.26No Investment Advisor Subsidiary. Neither Allegiance nor any Allegiance Subsidiary provides any investment management, investment advisory or sub-advisory services or is required to register with the SEC as an investment advisor under the Investment Advisers Act.
IV.27No Broker-Dealer Subsidiary. Neither Allegiance nor any Allegiance Subsidiary is a broker-dealer required to be registered under the Exchange Act with the SEC.

IV.28Allegiance Information.  The information relating to Allegiance and the Allegiance Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Allegiance and the Allegiance Subsidiaries that is provided by Allegiance or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
IV.29No Other Representations or Warranties.
(a)Except for the representations and warranties made by Allegiance in this ARTICLE IV, neither Allegiance nor any other person makes any express or implied representation or warranty with respect to Allegiance, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Allegiance hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Allegiance nor any other person makes or has made any representation or warranty to CBTX or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Allegiance, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Allegiance in this ARTICLE IV, any oral or written information presented to CBTX or any of its affiliates or representatives in the course of their due diligence investigation of Allegiance, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)Allegiance acknowledges and agrees that neither CBTX nor any other person has made or is making any express or implied representation or warranty other than those contained in ARTICLE III.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
V.1Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the CBTX Disclosure Schedule or the Allegiance Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of Allegiance and CBTX shall, and shall cause each of its respective Subsidiaries to (a) conduct its business in the ordinary course in all material respects; provided, however, that Allegiance or CBTX, as the case may be, shall be permitted to engage in COVID-19 Measures; (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either Allegiance or CBTX to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. For the avoidance of doubt, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX or Allegiance, respectively, either CBTX or

Allegiance, as applicable, may take all actions necessary or appropriate to modify, procure, extend, continue or otherwise maintain policies of insurance with such coverages, terms and conditions commensurate with the risk profile of CBTX or Allegiance, as applicable, and, after the Closing, the Surviving Entity. “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, directive, guidelines or recommendations by any Governmental Entity (including the Centers for Disease Control and Prevention or the World Health Organization) in relation to, arising out of, in connection with or in response to an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such law, directive, guideline, recommendation or interpretation thereof.
V.2Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Allegiance Disclosure Schedule or the CBTX Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, neither Allegiance nor CBTX shall, and neither Allegiance nor CBTX shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed):
(a)other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months; (ii) the creation of deposit liabilities; (iii) issuances of letters of credit; (iv) purchases of federal funds; (v)  sales of certificates of deposit; and (vi) entry into term repurchase agreements for fixed income securities, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of CBTX or any of its wholly-owned Subsidiaries to CBTX or any of its wholly-owned Subsidiaries, on the one hand, or of Allegiance or any of its wholly-owned Subsidiaries to Allegiance or any of its wholly-owned Subsidiaries, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
(b)adjust, split, combine or reclassify any capital stock;
(c)make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any CBTX Securities or CBTX Subsidiary Securities, in the case of CBTX, or Allegiance Securities or Allegiance Subsidiary Securities, in the case of Allegiance, except, in each case, (i) regular quarterly cash dividends by CBTX at a rate not in excess of $0.13 per share of CBTX Common Stock and by Allegiance at a rate not in excess of $0.12 per share of Allegiance Common Stock; (ii) dividends paid by any of the Subsidiaries of each of Allegiance and CBTX to Allegiance and CBTX or any of their wholly-owned Subsidiaries, respectively; (iii) dividends provided for and paid on the Allegiance Trust Preferred Securities in accordance with the terms thereof; (iv) the acceptance of shares of CBTX Common Stock or Allegiance Common Stock, as the case may be, as payment for the exercise price of stock appreciation rights or stock options or for withholding Taxes incurred in connection with the exercise of stock appreciation rights or stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements; or (v) redemptions, purchases or acquisitions of such securities pursuant to any repurchase plan or program approved by the Board of Directors of CBTX or Allegiance, as the case may be, as of the date hereof;
(d)grant any stock appreciation rights, stock options, restricted stock units, performance units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any CBTX Securities or CBTX Subsidiary Securities, in the case of CBTX, or Allegiance Securities or Allegiance Subsidiary Securities, in the case of Allegiance, other than reasonable grants to any employee or officer (i) in connection with commencement of employment, promotion or change in responsibilities, (ii) in the ordinary course of business consistent with past practice or (iii) by the payment of incentive compensation for completed performance periods based upon corporate performance, the performance of such employee and, if applicable, such employee’s business;
(e)issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any CBTX Securities or CBTX Subsidiary Securities, in the case of CBTX, or Allegiance Securities or Allegiance Subsidiary Securities, in the case of Allegiance, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any CBTX Securities or CBTX Subsidiary Securities, in the case of CBTX, or Allegiance Securities or Allegiance Subsidiary Securities, in the case of Allegiance, except pursuant to the exercise of stock appreciation rights or stock options or the settlement of equity compensation awards in accordance with their terms;
(f)sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;
(g)except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case other than a wholly-owned Subsidiary of CBTX or Allegiance, as applicable;

(h)in each case except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any CBTX Contract or Allegiance Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to CBTX or Allegiance, as the case may be, or enter into any contract that would constitute a CBTX Contract or an Allegiance Contract, as the case may be, if it were in effect on the date of this Agreement;
(i)except as required under applicable law or the terms of any CBTX Benefit Plan or Allegiance Benefit Plan existing as of the date hereof, as applicable, (i) enter into, establish, adopt, commence participation in, materially amend, cease participation in or terminate any CBTX Benefit Plan or Allegiance Benefit Plan, or any plan, program, agreement, contract, policy or arrangement that would be a CBTX Benefit Plan or an Allegiance Benefit Plan if in effect on the date hereof, other than (x) in the ordinary course of business consistent with past practice and (y) as would not reasonably be expected to materially increase the cost of benefits under any CBTX Benefit Plan, Allegiance Benefit Plan, CBTX Contract or Allegiance Contract, as the case may be; (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, other than as set forth in Section 5.2(i) of the CBTX Disclosure Schedule or other than increases to current employees and officers (x) in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees, (y) in the ordinary course of business consistent with past practice or (z) by the payment of incentive compensation for completed performance periods based upon corporate performance, the performance of such employee and, if applicable, such employee’s business; (iii) accelerate the vesting or payment of any equity-based awards or other compensation; (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement; or (v) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any CBTX Benefit Plan, Allegiance Benefit Plan, CBTX Contract or Allegiance Contract, as the case may be;
(j)except as set forth in Section 5.2(j) of the CBTX Disclosure Schedule or except as set forth in Section 5.2(j) of the Allegiance Disclosure Schedule, as the case may be, settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually and in the aggregate, that is not material to CBTX or Allegiance, as applicable, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Entity or to the receipt of regulatory approvals for the Merger or the Bank Merger on a timely basis;
(k)take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(l)amend its certificate of formation, its bylaws or comparable governing documents of its Subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC;
(m)other than in prior consultation with the other party to this Agreement, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(n)implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;
(o)enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;
(p)change or revoke any material Tax election, change an annual Tax accounting period, change any material Tax accounting method, file any material amended Tax Return, enter into any closing or similar agreement with respect to a material amount of Taxes, or settle or compromise any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;
(q)merge or consolidate itself or any of its Subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC;
(r)take any action that is intended or expected to result in any of the conditions to the Merger set forth in ARTICLE VII not being satisfied, except as may be required by applicable law; or
(s)agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.
ARTICLE VI
ADDITIONAL AGREEMENTS
VI.1Regulatory Matters.
(a)Promptly after the date of this Agreement, Allegiance and CBTX shall prepare and file with the SEC the Joint Proxy Statement, and CBTX shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Allegiance and CBTX, as applicable, shall use reasonable best efforts to make such filings within forty-five (45) days of the date of this Agreement. Each of Allegiance and CBTX shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Allegiance and CBTX shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. CBTX shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Allegiance shall furnish all information concerning Allegiance and the holders of Allegiance Common Stock as may be reasonably requested in connection with any such action.
(b)The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make them within forty-five (45) days of the date of this Agreement, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Allegiance and CBTX shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Allegiance or CBTX, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity, including the Joint Proxy Statement, the S-4 and any other filing made in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, and each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the Federal Reserve Board, the FDIC, the Texas Department of Banking, the OCC and (ii) set forth in Section 3.4 or Section 4.4 that are necessary to consummate the transactions contemplated by this Agreement (including the Merger and the Bank

Merger) or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Entity.
(c)Each party shall use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Allegiance or CBTX or any of their respective Subsidiaries, and neither Allegiance nor CBTX nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with (i) the settlement of the FinCEN Matter with FinCEN or the OCC, or (ii) obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that in the case of either (i) or (ii) would reasonably be expected to have a Material Adverse Effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).
(d)Allegiance and CBTX shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Allegiance, CBTX or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(e)Each of Allegiance and CBTX agrees, as to itself and its Subsidiaries, as applicable, that the information relating to it and its Subsidiaries or that is provided by it or its Subsidiaries or their respective representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement and the S-4 (except for such portions thereof that relate only to the other party or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the Securities Act, as applicable, and the rules and regulations thereunder.
(f)Allegiance and CBTX shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such approval will be materially delayed.

VI.2Access to Information; Confidentiality.
(a)Subject to Section 9.14, upon reasonable notice and subject to applicable laws, each of Allegiance and CBTX, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each of Allegiance and CBTX shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Allegiance or CBTX, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Allegiance nor CBTX nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Allegiance’s or CBTX’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)Each of Allegiance and CBTX shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement dated January 12, 2021 between Allegiance and CBTX, as amended (the “Confidentiality Agreement”).
(c)No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
VI.3Shareholders’ Approvals. Each of Allegiance and CBTX shall call a meeting of its shareholders (the “Allegiance Meeting” and the “CBTX Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) the Requisite Allegiance Vote and the Requisite CBTX Vote required in connection with this

Agreement and the Merger and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of Allegiance and CBTX shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. Each of Allegiance and CBTX and their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders of Allegiance and CBTX, as applicable, the Requisite Allegiance Vote and the Requisite CBTX Vote, as applicable, including by communicating to the respective shareholders of Allegiance and CBTX its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of Allegiance, the shareholders of Allegiance approve this Agreement (the “Allegiance Board Recommendation”), and in the case of CBTX, that the shareholders of CBTX approve this Agreement (the “CBTX Board Recommendation”), and each of Allegiance and CBTX and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Allegiance Board Recommendation, in the case of Allegiance, or the CBTX Board Recommendation, in the case of CBTX; (ii) fail to make the Allegiance Board Recommendation, in the case of Allegiance, or the CBTX Board Recommendation, in the case of CBTX, in the Joint Proxy Statement; (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal; (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Allegiance Board Recommendation, in the case of Allegiance, or the CBTX Board Recommendation, in the case of CBTX, in each case within ten (10) business days (or such fewer number of days as remains prior to the Allegiance Meeting or the CBTX Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so; or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”). However, subject to Section 8.1 and Section 8.2, if the Board of Directors of Allegiance or CBTX, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Allegiance Board Recommendation or the CBTX Board Recommendation, as applicable, such Board of Directors may, in the case of Allegiance, prior to the receipt of the Requisite Allegiance Vote, and in the case of CBTX, prior to the receipt of the Requisite CBTX Vote, submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least four (4) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Allegiance Board Recommendation or

CBTX Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. Allegiance or CBTX shall adjourn or postpone the Allegiance Meeting or the CBTX Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Allegiance Common Stock or CBTX Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting CBTX or Allegiance, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite CBTX Vote or the Requisite Allegiance Vote, and subject to the terms and conditions of this Agreement (including the immediately preceding sentence), CBTX or Allegiance, as applicable, shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the Requisite CBTX Vote or the Requisite Allegiance Vote, respectively.
Notwithstanding anything to the contrary herein, but subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, (x) the Allegiance Meeting shall be convened and this Agreement shall be submitted to the shareholders of Allegiance at the Allegiance Meeting and (y) the CBTX Meeting shall be convened and this Agreement shall be submitted to the shareholders of CBTX at the CBTX Meeting, and nothing contained herein shall be deemed to relieve either Allegiance or CBTX of such obligation.
VI.4Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Allegiance and CBTX shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in ARTICLE VII hereof, to consummate the transactions contemplated by this Agreement, (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by CBTX or Allegiance or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement, and (c) to obtain the tax opinions referenced in Section 7.2(c) and Section 7.3(c), including by executing and delivering representations contained in the Allegiance Tax Certificate and the CBTX Tax Certificate, reasonably satisfactory in form and substance to Allegiance’s and CBTX’s counsel.
VI.5Stock Exchange Listing. CBTX shall cause the shares of CBTX Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.
VI.6Employee Matters.
(a)Commencing on the Effective Time and ending on December 31, 2022 (or the date of termination of the applicable Continuing Allegiance Employee, if earlier), unless otherwise mutually determined by Allegiance and CBTX prior to the Closing, the Surviving Entity shall provide the employees of Allegiance and its Subsidiaries who, at the Effective Time, are employed by the Surviving Entity or any of its Subsidiaries (the “Continuing Allegiance Employees”) (i) base salary or base wage rate and bonus opportunity, in each case, no less than in effect immediately prior to the Effective Time and (ii) benefits that are substantially comparable, in the aggregate, to the benefits provided to such Continuing Allegiance Employees by Allegiance and its Subsidiaries immediately prior to the Effective Time.
(b)Commencing on the Effective Time and ending on December 31, 2022 (or the date of termination of the applicable Continuing CBTX Employee, if earlier), unless otherwise mutually determined by Allegiance and CBTX prior to the Closing, the Surviving Entity shall provide the employees of CBTX and its Subsidiaries who, at the Effective Time, are employed by the Surviving Entity or any of its Subsidiaries (the “Continuing CBTX Employees”, and together with the Continuing Allegiance Employees, the “Continuing Employees”) (i) base salary or base wage rate and bonus opportunity, in each case, no less than in effect immediately prior to the Effective Time and (ii) benefits that are substantially comparable, in the aggregate, to the benefits provided to such Continuing CBTX Employees by CBTX and its Subsidiaries immediately prior to the Effective Time.
(c)Prior to the Closing Date, Allegiance and CBTX shall cooperate in reviewing, evaluating and analyzing the Allegiance Benefit Plans and the CBTX Benefit Plans with a view towards developing appropriate new benefit plans with respect to employees of the Surviving Entity and its Subsidiaries (“New Benefit Plans”), which New Benefit Plans will, to the extent permitted by applicable law, and among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (ii) not discriminate between Continuing Allegiance Employees, on the one hand, and Continuing CBTX Employees, on the other hand. Notwithstanding the foregoing, Allegiance and CBTX agree that any Continuing Employee who, during the period commencing on the Closing Date and ending on December 31, 2022, is involuntarily terminated other than for cause by the Surviving Entity or any of its respective Subsidiaries will be provided with severance pay and benefits pursuant to a severance program to be mutually agreed between Allegiance and CBTX prior to the Effective Time. Notwithstanding the foregoing, except as otherwise provided expressly in this Agreement, nothing herein shall require the Surviving Entity to continue, suspend or terminate any Allegiance Benefit Plan or CBTX Benefit Plan.
(d)With respect to any CBTX Benefit Plan or New Benefit Plan in which a Continuing Allegiance Employee becomes eligible to participate on or after the Effective Time, the Surviving Entity shall and shall cause its Subsidiaries to: (i) use reasonable best efforts to (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Continuing Allegiance Employee and his or her eligible dependents under such plan, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Allegiance Benefit Plan, and (B) provide such Continuing Allegiance Employee and his or her eligible dependents with credit for any co-payments or deductibles paid during the plan year in which participation under the plan commences in satisfying any applicable deductible or out-of-pocket requirements, if and to the same extent that such credit was given under the analogous Allegiance Benefit Plan prior to the Effective Time; and (ii) recognize all service of such Continuing Allegiance Employee with Allegiance and its Subsidiaries (and their respective predecessors, if applicable) for purposes of eligibility to participate, vesting (other than vesting with respect to equity-based and incentive compensation), and benefit accrual to the same extent such service was recognized under the analogous Allegiance Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (x) to the extent it would result in duplication of benefits for the same period of services, (y) for purposes of any defined benefit pension or similar plan or any plan that provides retiree welfare benefits, or (z) to any plan that is a frozen plan or provides grandfathered benefits.
(e)With respect to any Allegiance Benefit Plan or New Benefit Plan which a Continuing CBTX Employee becomes eligible to participate on or after the Effective Time, the Surviving Entity shall and shall cause its Subsidiaries to: (i) use reasonable best efforts to (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Continuing CBTX Employee and his or her eligible dependents under such plan, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous CBTX Benefit Plan, and (B) provide such Continuing CBTX Employee and his or her eligible dependents with credit for any co-payments or deductibles paid during the plan year in which participation under the plan commences in satisfying any applicable deductible or out-of-pocket requirements, if and to the same extent that such credit was given under the analogous CBTX Benefit Plan prior to the Effective Time; and (ii) recognize all service of such Continuing CBTX Employee with CBTX and its Subsidiaries (and their respective predecessors, if applicable) for purposes of eligibility to participate, vesting (other than vesting with respect to equity-based and incentive compensation), and benefit accrual to the same extent such service was recognized under the analogous CBTX Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (x) to the extent it would result in duplication of benefits for the same period of services, (y) for purposes of any defined benefit pension or similar plan or any plan that provides retiree welfare benefits, or (z) to any plan that is a frozen plan or provides grandfathered benefits.
(f)The Surviving Entity agrees to honor (i) all Allegiance Benefit Plans in accordance with their terms, (ii) all CBTX Benefit Plans in accordance with their terms, and (iii) all accrued but unused vacation and other paid time off of the Continuing Employees.
(g)With respect to service provided by applicable employees for the portion of calendar year 2022 following the Closing, the Surviving Entity shall continue to permit benefit accruals and deferrals for purposes of that certain Executive Nonqualified Excess Plan (with respect to applicable Continuing Employees) (the “Excess Plan”) and of those certain Executive Deferred Compensation Agreements (with respect to applicable employees of pre-Merger CBTX Bank) (the “Deferred Compensation Arrangements”), but only with respect to Deferred Compensation Arrangements that have not been frozen as to active participation. Effective with respect to years beginning on and after January

1, 2023, the Surviving Entity shall cause (i) benefit accruals and deferrals under the Deferred Compensation Agreements to cease, to the extent not previously ceased, with respect to any service provided on or after January 1, 2023 (but contributions and deferrals during calendar year 2023 with respect to amounts earned in calendar year 2022 shall be permitted), with amounts deferred thereunder payable in accordance with the terms of the Deferred Compensation Arrangements, and (ii) unless determined otherwise by the Surviving Entity in accordance with the immediately following sentence, benefit accruals and deferrals under the Excess Plan to cease with respect to any service provided on or after January 1, 2023 (but contributions and deferrals during calendar year 2023 with respect to amounts earned in calendar year 2022 shall be permitted), with amounts deferred thereunder payable in accordance with the terms of the Excess Plan. Effective for calendar years beginning on or after January 1, 2023, the Surviving Company shall implement a deferred compensation plan for select employees thereof (which shall include both then-current executives who are Continuing Employees and then-current executives who were executives of pre-Merger CBTX Bank), which plan may take the form of the Excess Plan, as it may be amended with respect to prospective accruals and deferrals, or such other plan or arrangement as the Surviving Company determines to implement.
(h)Prior to the Closing Date, Allegiance and CBTX shall cooperate in reviewing, evaluating and analyzing the Allegiance Bank 401(k) & Profit Sharing Plan (the “Allegiance 401(k) Plan”) and the CommunityBank of Texas, N.A. 401(k) Plan (the “CBTX 401(k) Plan”) and make a mutual determination as to whether one or both of the Allegiance 401(k) Plan and the CBTX 401(k) Plan will continue to be maintained by the Surviving Entity immediately following the Effective Time (the “Continuing 401(k) Plan(s)”) and, if either the Allegiance 401(k) Plan or the CBTX 401(k) Plan is to be terminated prior to the Closing, which one will be terminated (such plan, the “Terminated 401(k) Plan”). If it is determined that either the Allegiance 401(k) Plan or the CBTX 401(k) Plan shall be the Terminated 401(k) Plan, the Board of Directors (or an appropriate committee thereof) of Allegiance or CBTX, as applicable, shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Terminated 401(k) Plan, effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. In such case, Allegiance or CBTX, as applicable, shall provide the other party with evidence that the Terminated 401(k) Plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by the other party) not later than two (2) days immediately preceding the Closing Date and (ii) the employees who participated in the Terminated 401(k) Plan immediately prior to the Closing and who continue in employment immediately after the Closing shall be eligible to participate, effective as immediately after the Closing, in the Continuing 401(k) Plan. Allegiance and CBTX shall take any and all actions as may be required, including amendments to the Allegiance 401(k) Plan and/or the CBTX 401(k) Plan, to permit the employees participating in the Terminated 401(k) Plan to make rollover contributions from the Terminated 401(k) Plan to the Continuing 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof in an amount equal to the full account balance distributed to such employee from the Terminated 401(k) Plan.

(i)Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Allegiance or CBTX or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, Allegiance, CBTX or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, Allegiance, CBTX or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Allegiance or CBTX or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause, or for no reason. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Allegiance Benefit Plan, CBTX Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Allegiance Benefit Plan, CBTX Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Allegiance or CBTX or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
VI.7Indemnification; Directors’ and Officers’ Insurance.
(a)From and after the Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of this Agreement by Allegiance pursuant to the Allegiance Certificate of Formation, the Allegiance Bylaws, the governing or organizational documents of any Allegiance Subsidiary and any indemnification agreements in existence as of the date hereof and disclosed in Section 6.7(a) of the Allegiance Disclosure Schedule, each present and former director, officer or employee of Allegiance and its Subsidiaries (collectively, the “Allegiance Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of Allegiance or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement.
(b)CBTX and Allegiance shall cooperate to obtain at or prior to the Effective Time a six (6)-year “tail” policy under Allegiance’s existing directors’ and officers’ insurance policy with a substantially comparable insurer providing equivalent coverage and amounts containing terms and conditions that are no less advantageous to the insured as the current policies of directors’ and officers’ liability insurance maintained by Allegiance.
(c)The obligations of the Surviving Entity, Allegiance or CBTX under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Allegiance Indemnified Party without the prior written consent of the affected Allegiance Indemnified Party.
(d)The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Allegiance Indemnified Party and his or her heirs and representatives. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.7.
VI.8Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between an Allegiance Subsidiary, on the one hand, and a CBTX Subsidiary, on the other hand) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by CBTX.
VI.9Advice of Changes. Allegiance and CBTX shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
VI.10Shareholder Litigation. Each party shall give the other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its affiliates.
VI.11Corporate Governance.
(a)Prior to the Effective Time, the Board of Directors of CBTX shall take all actions necessary to adopt the CBTX Bylaw Amendment and to effect the requirements referenced therein that are to be effected as of the Effective Time. CBTX shall take all action necessary to cause, effective as of the Effective Time and in accordance with the CBTX Bylaw Amendment, the Board of Directors of the Surviving Entity to consist, as of the Effective Time, of fourteen (14) directors (i) seven (7) of whom shall be persons designated by CBTX and (ii) seven (7) of whom shall be persons designated by Allegiance. The directors designated by CBTX shall be selected from among the current directors of CBTX as of the date hereof (each a “CBTX Director”), which shall include CBTX’s current Chairman, President and Chief Executive Officer, and the directors designated by Allegiance shall be selected from among the current directors of Allegiance as of the date hereof (each an “Allegiance Director”), which shall include Allegiance’s current Chief Executive Officer. Effective as of the Effective Time, the CBTX Directors, on the one hand, and the Allegiance Directors, on the other hand, shall be, as nearly evenly as is practicably possible, evenly apportioned among the different classes of the Board of Directors of the Surviving Entity such that one class of the Board of Directors shall consist of two CBTX Directors and two Allegiance Directors, one class of the Board of Directors shall consist of three (3) CBTX Directors and two Allegiance Directors, and one class of the Board of Directors shall consist of two CBTX Directors and three (3) Allegiance Directors; provided that CBTX’s current Chairman, President and Chief Executive Officer and Allegiance’s current Chief Executive Officer shall each be in the same class of the Board of Directors of the Surviving Entity.
(b)In accordance with the CBTX Bylaw Amendment, CBTX shall take all actions necessary to cause the Board of Directors of the Surviving Entity to have the following four standing committees as of the Effective Time and shall maintain: (i) Audit Committee; (ii) Compensation Committee; (iii) Corporate Governance and Nominating Committee; and (iv) Risk Committee (collectively, the “Committees”). For a period of three (3) years beginning on the Effective Time (i) the Committees shall be maintained, (ii) two Committees shall be chaired by a CBTX Director (or successor thereof) and two Committees shall be chaired by an Allegiance Director (or successor thereof), and (iii) the membership of each Committee shall be apportioned as evenly as possible between CBTX Directors and Allegiance Directors.
(c)Within one hundred eighty (180) days following the Effective Time, the Board of Directors of the Surviving Entity shall elect a Lead Director in accordance with the CBTX Bylaws, as amended by the CBTX Bylaw Amendment.
(d)In accordance with the CBTX Bylaw Amendment, effective as of the Effective Time, (i) CBTX’s current Chairman, President and Chief Executive Officer shall continue to serve as Chief Executive Officer of the Surviving Entity, and (ii)

Allegiance’s current Chief Executive Officer shall serve as Executive Chairman of the Surviving Entity.
(e) The Surviving Entity, and CBTX and Allegiance prior to the Effective Time, as applicable, shall take all action necessary to cause Ramon A. Vitulli, III to be appointed as the Chief Executive Officer of Allegiance Subsidiary Bank effective as of the effective time of the Bank Merger.
(f)Following the date hereof and in preparation for the Closing, Allegiance and CBTX shall cooperate in good faith to (i) develop, and make recommendations for approval by the Board of Directors of the Surviving Entity effective from and after the Effective Time with respect to, any advisable changes to the corporate governance guidelines for the Surviving Entity to reflect best practices of Allegiance, CBTX and otherwise, (ii) determine the name of the Surviving Entity to be effective as of the Effective Time, (iii) determine the name of Allegiance Subsidiary Bank to be effective as of the effective time of the Bank Merger, and (iv) determine the size and composition of the initial board of directors of Allegiance Subsidiary Bank to be effective as of the effective time of the Bank Merger.
(g)The certificate of formation and bylaws of Allegiance Subsidiary Bank will be amended effective as of the effective time of the Bank Merger as necessary to be consistent in all respects with the foregoing provisions of this Section 6.11.
VI.12Acquisition Proposals.
(a)Each party agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal; (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal; (iii) provide any confidential or nonpublic information or data to, have or participate in any discussions with any person relating to any Acquisition Proposal; or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.12) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Allegiance Vote, in the case of Allegiance, or the Requisite CBTX Vote, in the case of CBTX, a party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than CBTX or Allegiance, as applicable, with respect to any Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, with respect to Allegiance or CBTX, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party; (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party; or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.
(b)Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.
VI.13Public Announcements. CBTX and Allegiance agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.13.
VI.14Change of Method. CBTX and Allegiance shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the transactions contemplated by this Agreement (including the provisions of ARTICLE I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of CBTX Common Stock received by holders of Allegiance Common Stock in exchange for each share of Allegiance Common Stock; (ii) have a material adverse effect on the Tax treatment of Allegiance’s shareholders or CBTX’s shareholders pursuant to this Agreement; (iii) have a material adverse effect on the Tax treatment of Allegiance or CBTX pursuant to this Agreement; or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.
VI.15Restructuring Efforts. If either CBTX or Allegiance shall have failed to obtain the Requisite CBTX Vote or the Requisite Allegiance Vote at the duly convened CBTX Meeting or Allegiance Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the Exchange Ratio or the amount or kind of the consideration to be issued to holders of the capital stock of Allegiance as provided for in this Agreement, or any term that would have a material adverse effect on the Tax treatment of the transactions contemplated hereby, in a manner adverse to such party or its shareholders) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.15) to its respective shareholders for approval.
VI.16Takeover Restrictions. None of CBTX, Allegiance or their respective Boards of Directors shall take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Restriction now or hereafter in effect. If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of its Board of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.
VI.17Treatment of Certain Indebtedness.
(a)Upon the Effective Time, CBTX shall assume the due and punctual performance and observance of the covenants to be performed by Allegiance in connection with the (i) Allegiance Trust Preferred Securities, which consist of junior subordinated debentures with an aggregate original principal amount of $11.3 million and a current carrying value of $9.7 million at September 30, 2021 and (ii) $60.0 million aggregate principal amount of Fixed-to-Floating Rate Subordinated Notes due October 1, 2029. In connection therewith, Allegiance and CBTX shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates or other documents, and the parties hereto shall cooperate and use reasonable best efforts to provide any opinion of counsel to the trustee thereof, required to make such assumption effective as of the Effective Time.
(b)Prior to the Effective Time, CBTX and Allegiance shall cooperate with each other and use their reasonable best efforts to terminate at the Effective Time either the Second Amended and Restated Loan Agreement between CBTX, as borrower, and Frost Bank, as lender, dated as of December 13, 2019 (the “CBTX Credit Agreement”) or the Credit Agreement by and among Allegiance, as borrower, and Prosperity Bank, as lender, dated as of December 22, 2014 (the “Allegiance Credit Agreement”). Promptly after the date of this Agreement, Allegiance and CBTX shall agree whether to terminate the CBTX Credit Agreement or the Allegiance Credit Agreement (such credit facility to be terminated, the “Terminated Credit Agreement”). Thereafter, CBTX or Allegiance, as applicable (the “Terminated Credit Agreement Party”) shall deliver all notices and take all other actions to facilitate the termination at the Effective Time of all commitments in respect of the Terminated Credit Agreement and the repayment in full on the Closing Date of all obligations, and releases of all Liens securing obligations, in respect of the indebtedness thereunder; provided, that the Terminated Credit Agreement Party shall provide any funds required to effect all such repayments at or prior to the Closing. In furtherance and not in limitation of the foregoing, the Terminated Credit Agreement Party shall use commercially reasonable efforts to deliver to the other party to this Agreement at least two business days prior to the Closing Date an executed payoff letter with respect to the Terminated Credit Agreement in form and substance customary for transactions of this type, which payoff letter shall, among other things, include the payoff amount.
VI.18Exemption from Liability Under Section 16(b). Allegiance and CBTX agree that, in order to most effectively compensate and retain Allegiance Insiders, both prior to and after the Effective Time, it is desirable that Allegiance Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Allegiance Common Stock into shares of CBTX Common Stock in the Merger and the conversion of Allegiance Equity Awards into corresponding CBTX Equity Awards in the Merger consistent with Section 1.7 of this Agreement, and for that compensatory and retentive purpose agree to the provisions of this Section 6.18. Allegiance shall deliver to CBTX in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of Allegiance subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Allegiance Insiders”), and the Board of Directors of CBTX and of Allegiance, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Allegiance) any dispositions of Allegiance Common Stock or Allegiance Equity Awards by the Allegiance Insiders, and (in the case of CBTX) any acquisitions of CBTX Common Stock or CBTX Equity Awards by any Allegiance Insiders who, immediately following the Merger, will be officers or directors of the Surviving Entity subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
VI.19Certain Tax Matters.
(a)Each of Allegiance and CBTX shall, and shall cause their respective Subsidiaries to, take all actions reasonably necessary to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including by reporting consistently for all U.S. federal, state, and local income Tax or other purposes. Without limiting the generality of the foregoing, neither Allegiance, CBTX, nor any of their respective Subsidiaries shall take any action, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
(b)Each of Allegiance and CBTX will cooperate with one another to facilitate the issuance of the opinions of counsel referred to in Section 7.2(c) and Section 7.3(c). In connection therewith, (i) Allegiance shall deliver to each such counsel a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinion described in Section 7.2(c) and Section 7.3(c), as applicable (the “Allegiance Tax Certificate”) and (ii) the CBTX shall deliver to each such counsel a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinion described in Section 7.2(c) and Section 7.3(c), as applicable (the “CBTX Tax Certificate”). Each of Allegiance and CBTX will comply, to the extent reasonably expected to be necessary to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code, and with all covenants contained in the Allegiance Tax Certificate and CBTX Tax Certificate, respectively.
(c)Each of Allegiance and CBTX further agrees, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other person that it is legally entitled to obtain as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.
(d)Each of Allegiance and CBTX shall promptly notify the other of the receipt of any written notice of any pending or threatened Tax proceeding or claim against or with respect to Allegiance or CBTX, as the case may be, or any of their respective Subsidiaries.
(e)Without limiting the provisions of this Section 6.19, Allegiance and CBTX shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3.
ARTICLE VII
CONDITIONS PRECEDENT
VII.1Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)Shareholder Approvals. This Agreement shall have been approved by the shareholders of Allegiance by the Requisite Allegiance Vote. This Agreement, the issuance of CBTX Common Stock in the Merger and the CBTX Certificate Amendment shall have been approved by the shareholders of CBTX by the Requisite CBTX Vote.
(b)NASDAQ Listing. The shares of CBTX Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.
(c)Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
(d)S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.
(e)No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.
VII.2Conditions to Obligations of Allegiance. The obligation of Allegiance to effect the Merger is also subject to the satisfaction, or waiver by Allegiance, at or prior to the Effective Time, of the following conditions:

(a)Representations and Warranties. The representations and warranties of CBTX set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead-in to ARTICLE III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of CBTX set forth in Section 3.1(a), Section 3.1(b) (but only with respect to CBTX Subsidiary Bank), Section 3.2(b) (but only with respect to CBTX Subsidiary Bank), Section 3.3(a) and Section 3.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to ARTICLE III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of CBTX set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to ARTICLE III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on CBTX or the Surviving Entity. Allegiance shall have received a certificate dated as of the Closing Date and signed on behalf of CBTX by the Chief Executive Officer or the Chief Financial Officer of CBTX to the foregoing effect.
(b)Performance of Obligations of CBTX. CBTX shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, including, but not limited to, the covenant to take all actions necessary to adopt the CBTX Bylaw Amendment and the resolutions referenced therein and to effect the requirements referenced therein that are to be effected as of the Effective Time, and Allegiance shall have received a certificate dated as of the Closing Date and signed on behalf of CBTX by the Chief Executive Officer or the Chief Financial Officer of CBTX to such effect.
(c)Federal Tax Opinion. Allegiance shall have received the opinion of Bracewell LLP, in form and substance reasonably satisfactory to Allegiance, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in the Allegiance Tax Certificate and the CBTX Tax Certificate, reasonably satisfactory in form and substance to such counsel.
(d)Investigation. With respect to the investigation of the BSA/AML Program of CBTX Bank by the Financial Crimes Enforcement Network of the U.S. Department of Treasury (“FinCEN”) pending as of the date hereof (the “FinCEN Matter”), the FinCEN Matter has been settled with FinCEN and all monetary penalties assessed or issued by FinCEN or the OCC shall have been paid or accrued by CBTX Bank.
VII.3Conditions to Obligations of CBTX. The obligation of CBTX to effect the Merger is also subject to the satisfaction, or waiver by CBTX, at or prior to the Effective Time of the following conditions:
(a)Representations and Warranties. The representations and warranties of Allegiance set forth in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead-in to ARTICLE IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Allegiance set forth in Section 4.1(a), Section 4.1(b) (but only with respect to Allegiance Subsidiary Bank), Section 4.2(b) (but only with respect to Allegiance Subsidiary Bank), Section 4.3(a) and Section 4.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to ARTICLE IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Allegiance set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to ARTICLE IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Allegiance. CBTX shall have received a certificate dated as of the Closing Date and signed on behalf of Allegiance by the Chief Executive Officer or the Chief Financial Officer of Allegiance to the foregoing effect.
(b)Performance of Obligations of Allegiance. Allegiance shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and CBTX shall have received a certificate dated as of the Closing Date and signed on behalf of Allegiance by the Chief Executive Officer or the Chief Financial Officer of Allegiance to such effect.
(c)Federal Tax Opinion. CBTX shall have received the opinion of Norton Rose Fulbright US LLP, in form and substance reasonably satisfactory to CBTX, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in the Allegiance Tax Certificate and CBTX Tax Certificate, and such other information reasonably requested by and provided to it by Allegiance and/or CBTX for purposes of rendering such opinion.
ARTICLE VIII
TERMINATION AND AMENDMENT
VIII.1Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite CBTX Vote or the Requisite Allegiance Vote:
(a)by mutual written consent of Allegiance and CBTX;
(b)by either Allegiance or CBTX if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(c)by either Allegiance or CBTX if the Merger shall not have been consummated on or before August 2, 2022 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein; provided, however, that if the conditions to the Closing set forth in Section 7.1(c) or Section 7.1(e) (to the extent related to a Requisite Regulatory Approval) have not been satisfied or waived on or prior to such date but all other conditions to Closing set forth in Article VII have been satisfied or waived (other than those conditions that by their nature can only be satisfied or waived at the Closing (so long as such conditions are reasonably capable of being satisfied)), the Termination Date will be automatically extended to October 31, 2022, and such date, as so extended, shall be the “Termination Date”;
(d)by either Allegiance or CBTX (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of CBTX, in the case of a termination by Allegiance, or Allegiance, in the case of a termination by CBTX, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Allegiance, or Section 7.3, in the case of a termination by CBTX, and which is not cured within forty-five (45) days following written notice to CBTX, in the case of a termination by Allegiance, or Allegiance, in the case of a termination by CBTX, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);
(e)by CBTX prior to such time as the Requisite Allegiance Vote is obtained, if (i) Allegiance or the Board of Directors of Allegiance shall have made a Recommendation Change or (ii) Allegiance or the Board of Directors of Allegiance shall have breached its obligations under Section 6.3 or Section 6.12 in any material respect; or
(f)by Allegiance prior to such time as the Requisite CBTX Vote is obtained, if (i) CBTX or the Board of Directors of CBTX shall have made a Recommendation Change or (ii) CBTX or the Board of Directors of CBTX shall have breached its obligations under Section 6.3 or Section 6.12 in any material respect.
(g)by Allegiance, if (i) the civil money penalties assessed against CBTX Bank by FinCEN and the OCC in the FinCEN Matter exceed, in the aggregate, the top end of the range disclosed in CBTX’s September 30, 2021 10-Q filed with the SEC by 0.67% of the combined market capitalization of Allegiance and CBTX as of market close on November 3, 2021, as reported by NASDAQ, or (ii) if the condition set forth in Section 7.2(d) is not satisfied (or waived by Allegiance in its sole discretion) by May 31, 2022.
VIII.2Effect of Termination.
(a)In the event of termination of this Agreement by either Allegiance or CBTX as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Allegiance, CBTX, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Access to Information; Confidentiality), Section 6.13 (Public Announcements), this Section 8.2 and ARTICLE IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Allegiance nor CBTX shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b)In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal (i) shall have been communicated to or otherwise made known to the Board of Directors or senior management of CBTX or shall have been made directly to the shareholders of CBTX or (ii) any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the CBTX Meeting) an Acquisition Proposal, in each case with respect to CBTX and (A) (x) thereafter this Agreement is terminated by either Allegiance or CBTX pursuant to Section 8.1(c) without the Requisite CBTX Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Allegiance pursuant to Section 8.1(d) as a result of a willful breach, and (B) prior to the date that is twelve (12) months after the date of such termination, CBTX enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then CBTX shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Allegiance, by wire transfer of same-day funds, a fee equal to $32,500,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(c), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”
(c)In the event that this Agreement is terminated by Allegiance pursuant to Section 8.1(f), then CBTX shall pay Allegiance, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.
(d)In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall (i) have been communicated to or otherwise made known to the Board of Directors or senior management of Allegiance or shall have been made directly to the shareholders of Allegiance or (ii) any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Allegiance Meeting) an Acquisition Proposal, in each case with respect to Allegiance and (A) (x) thereafter this Agreement is terminated by either Allegiance or CBTX pursuant to Section 8.1(c) without the Requisite Allegiance Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.2 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by CBTX pursuant to Section 8.1(d) as a result of a willful breach, and (B) prior to the date that is twelve (12) months after the date of such termination, Allegiance enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Allegiance shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay CBTX the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 8.2(d), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(e)In the event that this Agreement is terminated by CBTX pursuant to Section 8.1(e), then Allegiance shall pay CBTX, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.
(f)In the event that this Agreement is terminated by Allegiance pursuant to Section 8.1(g), then CBTX shall pay to Allegiance, by wire transfer of same-day funds, an amount equal to all of Allegiance’s documented expenses incident to the negotiation, preparation, execution, delivery and performance of this Agreement, including in respect of Allegiance’s legal and financial advisors (the “Expense Reimbursement”) within two (2) days of delivery to CBTX of such documented expenses; provided, however, that the Expense Reimbursement shall not exceed $1,000,000 in the aggregate.
(g)Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall either party be required to pay the Termination Fee more than once.
(h)Each of Allegiance and CBTX acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Allegiance or CBTX, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee, the Expense Reimbursement or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if Allegiance or CBTX, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.
ARTICLE IX
GENERAL PROVISIONS
IX.1Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Allegiance Vote or the Requisite CBTX Vote; provided, however, that after the receipt of the Requisite Allegiance Vote or the Requisite CBTX Vote, there may not be, without further approval of the shareholders of Allegiance or CBTX, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties hereto.
IX.2Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite Allegiance Vote or the Requisite CBTX Vote, there may not be, without further approval of the shareholders of Allegiance or CBTX, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
IX.3Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 6.7 and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.
IX.4Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to Governmental Entities in connection with the Merger and the other transactions contemplated hereby shall be borne equally by Allegiance and CBTX.
IX.5Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)if to CBTX, to:
CBTX, Inc.
9 Greenway Plaza, Suite 110
Houston, Texas 77046
Attention: Robert R. Franklin, Jr., Chairman, President and Chief Executive Officer
E-mail: rfranklin@communitybankoftx.com
With a copy (which shall not constitute notice) to:
Chet A. Fenimore
Fenimore Kay Harrison LLP
812 San Antonio Street, Suite 600
Austin, Texas 78701
Email: cfenimore@fkhpartners.com

and

Michael G. Keeley
Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 3600
Dallas, Texas 75201
Email: mike.keeley@nortonrosefulbright.com
and
(b)if to Allegiance, to:
Allegiance Bancshares, Inc.
8847 West Sam Houston Parkway, N., Suite 200
Houston, Texas 77040
Attention: Steven F. Retzloff
Email: Steve.Retzloff@AllegianceBank.com
With a copy (which shall not constitute notice) to:
Jason M. Jean
Bracewell LLP
711 Louisiana St., Suite 2300
Houston, Texas 77002
Email: jason.jean@bracewell.com

and

Joshua T. McNulty
Bracewell LLP
1445 Ross Avenue, Suite 3800
Dallas, Texas 75202
Email: josh.mcnulty@bracewell.com

IX.6Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of CBTX means the actual knowledge of any of the officers of CBTX listed on Section 9.6 of the CBTX Disclosure Schedule, and the “knowledge” of Allegiance means the actual knowledge of any of the officers of Allegiance listed on Section 9.6 of the Allegiance Disclosure Schedule. As used herein, (i) the term “person” means any individual, corporation (including not‑for‑profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature; (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person; and (iii) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives at least one (1) day prior to the date hereof, (b) included in the virtual data room of a party at least one (1) day prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof. The CBTX Disclosure Schedule and the Allegiance Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained herein shall require any party or person to take any action in violation of applicable law.
IX.7Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
IX.8Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
IX.9Governing Law; Jurisdiction. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. IN ADDITION, EACH PARTY: (A) SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE STATE OF TEXAS, COUNTY OF HARRIS, OR IF IT CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS–HOUSTON DIVISION, AND APPELLATE COURTS THEREOF, IN THE EVENT THAT ANY DISPUTE (WHETHER IN CONTRACT, TORT OR OTHERWISE) ARISES OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY; (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT; (C) AGREES THAT IT WILL NOT BRING ANY PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OTHER THAN THE ABOVE-NAMED COURTS; AND (D) AGREES THAT IT WILL NOT SEEK TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, THAT: (I) ANY SUCH PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM; (II) ANY SUCH PROCEEDING SHOULD BE TRANSFERRED OR REMOVED TO ANY COURT OTHER THAN ONE OF THE ABOVE-NAMED COURTS; (III) ANY SUCH

PROCEEDING SHOULD BE STAYED BY REASON OF THE PENDENCY OF SOME OTHER PROCEEDING IN ANY COURT OTHER THAN ONE OF THE ABOVE-NAMED COURTS; OR (IV) THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY THE ABOVE-NAMED COURTS.
IX.10Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
IX.11Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
IX.12Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the specific terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
IX.13Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
IX.14Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. For purposes of clarity, a representation relating to receipt of regulatory approvals on a timely basis shall not be given, or continue to be given, to the extent the reason for it no longer continuing to be accurate involves such confidential supervisory information. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentences apply.
IX.15Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of e‑mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e‑mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use e‑mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
CBTX, INC.

By:	/s/ Robert R. Franklin, Jr.
Name:	Robert R. Franklin, Jr.
Title:	Chairman, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ALLEGIANCE, INC.

By:	/s/ Steven F. Retzloff
Name:	Steven F. Retzloff
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A
FORM OF VOTING AGREEMENT
THIS VOTING AGREEMENT (the “Voting Agreement”), dated as of [●], 2021, is executed by and among Allegiance Bancshares, Inc., a Texas corporation (“Allegiance”), CBTX, Inc., a Texas corporation (“CBTX”), and the other persons who are signatories hereto (referred to herein individually as a “Shareholder” and collectively as the “Shareholders”).
WHEREAS, concurrently herewith, Allegiance and CBTX (individually, a “Party” and collectively, the “Parties”) are entering into that certain Agreement and Plan of Merger dated as of the date hereof, by and between CBTX and Allegiance (as such agreement may be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which Allegiance will merge with and into CBTX, with CBTX as the surviving entity (the “Merger”);
WHEREAS, the Merger Agreement provides that all of the issued and outstanding shares of common stock, par value $1.00 per share, of Allegiance (subject to certain exceptions as described in the Merger Agreement) (“Allegiance Stock”) will be exchanged for the right to receive shares of common stock, par value $0.01 per share, of CBTX (“CBTX Stock”) and other such consideration as set forth in the Merger Agreement;
WHEREAS, as a condition and inducement to the Parties’ willingness to enter into the Merger Agreement, each member of the board of directors of Allegiance and CBTX and certain officers of each of Allegiance, CBTX, Allegiance Bank, a Texas-chartered state bank and wholly owned subsidiary of Allegiance, and CommunityBank of Texas, National Association, a federally-chartered national association and wholly owned subsidiary of CBTX, in each case as set forth following their name on the Shareholder signature page hereto, has agreed to vote his or her shares of Allegiance Stock or CBTX Stock, as applicable, in favor of approval of the Merger Agreement and the transactions contemplated thereby; and
WHEREAS, CBTX and Allegiance are relying on this Voting Agreement in incurring expenses in reviewing each other’s business, in preparing a proxy statement/prospectus, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger.
NOW, THEREFORE, in consideration of the substantial expenses that the Parties will incur in connection with the transactions contemplated by the Merger Agreement and to induce each Party to execute the Merger Agreement and to proceed to incur such expenses, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby, severally and not jointly, agree as follows:
1.For purposes of this Voting Agreement, the following terms are defined as follows:
(a)“Company” means, with respect to a Shareholder of Allegiance Stock, Allegiance, and, with respect to a Shareholder of CBTX Stock, CBTX;
(b)“Shareholder Meeting” means, with respect to a Shareholder of Allegiance Stock, the Allegiance special meeting of shareholders referred to in Section 6.3 of the Merger
1

Agreement, and, with respect to a Shareholder of CBTX Stock, the CBTX special meeting of shareholders referred to in Section 6.3 of the Merger Agreement; and
(c)“Company Stock” means, with respect to a Shareholder of Allegiance Stock, Allegiance Stock, and, with respect to a Shareholder of CBTX Stock, CBTX Stock.
2.Each of the Shareholders hereby severally, but not jointly, represents and warrants to each of Allegiance and CBTX that such Shareholder is the registered owner or beneficial owner of, or has full voting power with respect to, the number of shares of Company Stock set forth below such Shareholder’s name on the Shareholder signature page to this Voting Agreement (the “Shares”). While this Voting Agreement is in effect, each Shareholder shall not, directly or indirectly, (a) sell or otherwise dispose of or encumber (except for pledges and similar encumbrances in effect on the date hereof, which may be maintained, renewed, extended or otherwise modified on terms and conditions substantially the same as in effect as of the date hereof) prior to the record date of the Shareholder Meeting any or all of his or her Shares or (b) deposit any shares of Company Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Allegiance Stock or CBTX Stock, as applicable, or grant any proxy with respect thereto, other than to other members of the board of directors of Allegiance or CBTX, as applicable, for the purpose of voting to approve the Merger Agreement and the transactions contemplated thereby; provided, however, that the following transfers shall be permitted: (v) the sale, disposition or use of shares of Allegiance Stock or CBTX Stock, as applicable, for the payment or other satisfaction of withholding Taxes (as defined in the Merger Agreement) incurred in the connection with the exercise, vesting, or settlement of Allegiance Equity Awards or CBTX Equity Awards, in each case, in accordance with past practice and the terms of applicable equity compensation plans and associated award agreements, (w) transfers to any member of the Shareholder’s family, subject to the transferee agreeing in writing to be bound by the terms of this Voting Agreement, (x) transfers for estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Voting Agreement, (y) transfers to any other shareholder of Allegiance or CBTX, as applicable, who has executed a copy of this Voting Agreement on the date hereof, and (z) such transfers as the Company may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.
3.Each Shareholder hereby agrees during the term of this Voting Agreement to vote the Shares, and any additional shares of Company Stock or other voting securities of the Company acquired by such Shareholder after the date hereof, (a) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby at the Shareholder Meeting and (b) against approval of any Acquisition Proposal (as defined in the Merger Agreement) made in opposition to or competition with such proposals (an “Opposing Proposal”) presented at the Shareholder Meeting or any other meeting of shareholders held prior or subsequent to the Shareholder Meeting. If there has been a modification or amendment to the Merger Agreement that reduces the Merger Consideration (as defined in the Merger Agreement), other than any adjustment to the Merger Consideration provided for in the Merger Agreement, then this Section 3 shall be inapplicable.
4.Each Shareholder shall not invite or seek any Opposing Proposal, support (or publicly suggest that anyone else should support) any Opposing Proposal that may be made, or ask the
2

board of directors of the Company to consider, support or seek any Opposing Proposal or otherwise take any action designed to make any Opposing Proposal more likely. None of the Shareholders shall meet or otherwise communicate with any Person (as defined in the Merger Agreement) that makes or is considering making an Opposing Proposal or any representative of such Person after becoming aware that the Person has made or is considering making an Opposing Proposal. Each Shareholder shall promptly advise the Company of each contact the Shareholder or any of the Shareholder’s representatives may receive from any Person relating to any Opposing Proposal or otherwise indicating that any Person may wish to participate or engage in any transaction arising out of any Opposing Proposal and will provide the Company with all information Allegiance or CBTX, as applicable, reasonably requests that is available to the Shareholder regarding any such Opposing Proposal or possible Opposing Proposal. Each Shareholder will not make any claim or join in any litigation alleging that the board of directors of the Company is required to consider, endorse or support any Opposing Proposal or to invite or seek any Opposing Proposal. Each Shareholder shall not take any other action that is reasonably likely to make consummation of the Merger less likely or to impair either Party’s ability to exercise any of the rights granted by the Merger Agreement.
5.Each Shareholder acknowledges that Allegiance and CBTX are relying on this Voting Agreement in preparing a joint proxy statement/prospectus, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger. Each Shareholder and the Company acknowledge that the performance of this Voting Agreement is intended to benefit each of Allegiance and CBTX.
6.This Voting Agreement shall continue in effect until the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms or (b) the consummation of the Merger.
7.Nothing in this Voting Agreement shall be deemed to restrict any of the Shareholders from taking any action in the capacity of a director or officer (if applicable) of the Company that such Shareholder shall believe is necessary to fulfill the Shareholder’s duties and obligations as a director or officer (if applicable). Each Shareholder is executing this Voting Agreement solely in the Shareholder’s capacity as a shareholder of the Company.
8.Each Shareholder has the legal capacity, power and authority to enter into and perform all of the Shareholder’s obligations under this Voting Agreement. This Voting Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms except as the enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors rights. If the Shareholder is married and his or her Shares constitute community property, this Voting Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder’s spouse, enforceable against such spouse in accordance with its terms.
9.This Voting Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder, except upon the execution and delivery of a written agreement executed by Allegiance, CBTX, and the Shareholder.
3

10.This Voting Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
11.This Voting Agreement, together with the Merger Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Voting Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.
12.All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth below their signature on the signature pages hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.
13.Each Shareholder recognizes and acknowledges that a breach by the Shareholder of any covenants or agreements contained in this Voting Agreement will cause each of Allegiance and CBTX to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore the parties hereto agree that, in the event of any such breach, either Allegiance or CBTX, as the case may be, shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without the necessity of posting bond or proving actual damages, in addition to any other remedy to which it may be entitled, at law or in equity.
14.From time to time, at a Party’s request and without further consideration, each Shareholder shall execute and deliver such additional documents reasonably requested by such Party as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Voting Agreement.
15.This Voting Agreement and the relations among the parties hereto arising from this Voting Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any principles of conflicts of law.
[Signature Page Follows]
4

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date above written.

                ALLEGIANCE:

ALLEGIANCE BANCSHARES, INC.
By:
Name:
Title:

Address:
Attention:

[Signature Page to Voting Agreement]

CBTX:

CBTX, INC.
By:
Name:
Title:

Address:
Attention:
[Signature Page to Voting Agreement]

ALLEGIANCE SHAREHOLDERS:

Address for Shareholder: _______________________ _______________________ _______________________	Name of Shareholder: [●] Number of Shares: [●]
Spouse

CBTX SHAREHOLDERS:

Address for Shareholder: _______________________ _______________________ _______________________	Name of Shareholder: [●] Number of Shares: [●]
Spouse

Exhibit B
FORM OF DIRECTOR SUPPORT AGREEMENT
THIS DIRECTOR SUPPORT AGREEMENT (this “Agreement”), dated as of [●], 2021 (the “Execution Date”), is made and entered into by and among, Allegiance Bancshares, Inc., a Texas corporation (“Allegiance”), CBTX, Inc., a Texas corporation (“CBTX”), and _____________________, an individual residing in the State of Texas (the “Undersigned”).
WHEREAS, concurrently herewith, Allegiance and CBTX are entering into that certain Agreement and Plan of Merger, dated as of the date hereof, by and between CBTX and Allegiance (as such agreement may be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, Allegiance will merge with and into CBTX, with CBTX continuing as the legal surviving entity (the “Merger”);
WHEREAS, in connection with the transactions contemplated by the Merger Agreement, CommunityBank of Texas, National Association, a federally-chartered national association and wholly-owned subsidiary of CBTX (“CBTX Bank”), will merge with Allegiance Bank, a Texas-chartered state bank and wholly-owned subsidiary of Allegiance (“Allegiance Bank” and together with Allegiance, CBTX and CBTX Bank, the “Transaction Parties” and each a “Transaction Party”), with Allegiance Bank continuing as the legal surviving entity (the “Surviving Bank”);
WHEREAS, the term “Surviving Entity” as used in this Agreement with respect to time periods after the day and time the Merger is completed pursuant to the terms of the Merger Agreement (the “Effective Time”) shall mean the Surviving Entity of the Merger as such term is defined in the Merger Agreement;
WHEREAS, the Undersigned is a director of Allegiance or a director of CBTX, and, as a director of Allegiance or CBTX, as applicable, has had access to (i) certain Confidential Information (as defined below), including, without limitation, information concerning business, relationships between such Transaction Party and their respective subsidiaries, vendors and customers and competitors and competition; and (ii) trade secrets, customer goodwill and proprietary information of a Transaction Party and their respective businesses that constitute a substantial asset to be acquired by the Surviving Entity;
WHEREAS, the Undersigned recognizes that Allegiance’s and CBTX’s willingness to enter into the Merger Agreement is dependent on the Undersigned entering into this Agreement (including the anti-piracy/non-solicitation/non-competition covenants below) and therefore this Agreement is incident thereto; and
WHEREAS, any capitalized term not defined herein shall have the meaning set forth in the Merger Agreement.
NOW, THEREFORE, for the new Confidential Information the Undersigned will be provided and for other good and valuable consideration contained herein and in the Merger
1

Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Director Support. The Undersigned agrees to use his or her best efforts to refrain from harming the goodwill of any of the Transaction Parties, the Surviving Entity and the Surviving Bank and their respective subsidiaries, and their respective customer and client relationships during the term of this Agreement.
2.    Non-Disclosure Obligations. The Undersigned agrees that he or she will not make any unauthorized disclosure, directly or indirectly, of any Confidential Information of the Transaction Parties, the Surviving Entity or the Surviving Bank to third parties, or make any use thereof, directly or indirectly. The Undersigned also agrees that he or she shall deliver promptly to the applicable Transaction Party, the Surviving Entity or the Surviving Bank at any time at the reasonable request of such Transaction Party, the Surviving Entity or the Surviving Bank, without retaining any copies, all documents and other material in the Undersigned’s possession at that time relating, directly or indirectly, to any Confidential Information or other information of such Transaction Party, the Surviving Entity or the Surviving Bank, as applicable, or Confidential Information or other information regarding third parties, learned in such person’s position as a director, officer or shareholder of any of the Transaction Parties.
For purposes of this Agreement, “Confidential Information” means and includes the Transaction Parties,’ the Surviving Entity’s or the Surviving Bank’s confidential and/or proprietary information and/or trade secrets, including those of their respective subsidiaries, that have been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, the: information regarding past, current and prospective customers and investors and business affiliates, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques, including contact names, services provided, pricing, type and amount of services used; financial data; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models and the output from same; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information, including compensation and bonuses; payments or rates paid to consultants or other service providers; other such confidential or proprietary information; and notes, analysis, compilations, studies, summaries, and other material prepared by or for any of the Transaction Parties, the Surviving Entity or the Surviving Bank or any of their respective subsidiaries containing or based, in whole or in part, on any information included in any of the foregoing. The term “Confidential Information” does not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party; (ii) was available to the disclosing party, prior to disclosure by the Transaction Parties, the Surviving Entity or the Surviving Bank, on a non-confidential basis from a source other than the Undersigned and is not known by the Undersigned, after reasonable investigation, to be subject to any fiduciary, contractual or legal obligations of confidentiality; or (iii) was
2

independently acquired or developed by the Undersigned without violating any obligations of this Agreement. The Undersigned acknowledges that each of the Transaction Parties’ respective businesses are highly competitive, that this Confidential Information constitutes valuable, special and unique assets to be acquired by the Surviving Entity in the Merger and constitutes existing valuable, special, and unique assets held by the each of the Transaction Parties pre-Merger, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to each of the Transaction Parties.
3.    Non-Competition Obligations. The Undersigned agrees that, for the period beginning on the Execution Date and continuing until the date that is two (2) years after the Effective Time of the Merger (the “Non-Competition Period”), the Undersigned will not, except as a director of Allegiance or CBTX or as an officer of a Transaction Party (as the case may be) prior to the Effective Time of the Merger, in any capacity, directly or indirectly:
a)compete or engage, anywhere in the geographic area comprised of the fifty (50) mile radius surrounding the locations of CBTX Bank or Allegiance Bank (including Surviving Bank banking centers that were formerly locations of CBTX Bank at the Effective Time) (the “Market Area”), in a business as a federally insured depository institution;
b)take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by, be a director of, or otherwise be connected in any manner with any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body (each a “Person”) engaging in a business similar to that of the Transaction Parties, the Surviving Entity or the Surviving Bank anywhere within the Market Area. Notwithstanding the foregoing, the Undersigned is permitted hereunder to own, directly or indirectly, up to one percent (1%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the Market Area;
c)(i) call on, service or solicit competing business from customers of the Transaction Parties, the Surviving Entity or the Surviving Bank, as applicable, or any of their respective affiliates if, within the twelve (12) months before the date of this Agreement, the Undersigned had or made contact with the customer, or had access to information and files about the customer or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between any of the Transaction Parties, the Surviving Entity or the Surviving Bank, as applicable, or any of its or their respective affiliates and any such customer; or
d)call on, solicit or induce any employee of the Transaction Parties, the Surviving Entity or the Surviving Bank, as applicable, or any of their respective affiliates whom the Undersigned had contact with, knowledge of, or association with in the course of service with Allegiance and/or Allegiance Bank or of CBTX and/or CBTX Bank, as the case may be (whether as an
3

employee or a contractor), to terminate his or her employment from or contract with such Transaction Party, the Surviving Entity or the Surviving Bank, as applicable, or any of its or their respective affiliates, and will not assist any other Person in such activities.
4.    Non-Competition Covenant Reasonable. The Undersigned acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect Allegiance and CBTX’s combination into the Surviving Entity and the goodwill thereof. The Undersigned acknowledges that the scope and duration of the restrictions contained herein are reasonable in light of the time that the Undersigned has been engaged in the business of Allegiance and/or Allegiance Bank or of CBTX and/or CBTX Bank, as applicable, and the Undersigned’s relationship with the customers of Allegiance and/or Allegiance Bank or of CBTX and/or CBTX Bank, as the case may be. The Undersigned further acknowledges that the restrictions contained herein are not burdensome to the Undersigned in light of the other opportunities that remain open to the Undersigned. Moreover, the Undersigned acknowledges that he or she has and will have other means available to him or her for the pursuit of his or her livelihood after the Effective Time of the Merger.
5.    Consideration. In consideration for the above obligations of the Undersigned, in addition to those matters set forth in the Recitals to this Agreement, the Transaction Parties, as applicable, agree to provide the Undersigned with access to new Confidential Information relating to such Transaction Party’s business, which will become the Surviving Entity’s business after the Effective Time of the Merger, in a greater quantity and/or expanded nature than that already provided to the Undersigned. The Undersigned also will have access to, or knowledge of, new Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources, etc., of certain of the Transaction Parties prior to the Merger and certain of the Transaction Parties after the Effective Time of the Merger.
6.    Injunctive Relief and Additional Remedies. The Undersigned acknowledges that the injury that would be suffered by Allegiance, CBTX or the Surviving Entity as a result of a breach of the provisions of this Agreement (including any provision of Section 3) would be irreparable and that an award of monetary damages to Allegiance, CBTX or the Surviving Entity, as the case may be, for such a breach would be an inadequate remedy. Consequently, each of Allegiance, CBTX and the Surviving Entity will have the right, in addition to any other rights it may have, to seek specific performance, to obtain injunctive relief to restrain any proposed or actual breach or threatened breach or otherwise to specifically enforce any provision of this Agreement without the obligation to post bond or other security in seeking such relief. Such equitable remedies are in addition to the right to obtain compensatory and punitive damages, and attorney’s fees, and, notwithstanding Allegiance’s, CBTX’s or the Surviving Entity’s, as applicable, right to so seek damages, the Undersigned waives any defense that an adequate remedy for Allegiance, CBTX or the Surviving Entity, as applicable, exists under law. If the Undersigned, on the one hand, or Allegiance, CBTX or the Surviving Entity, on the other hand, must bring suit to enforce this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and costs related thereto.
4

7.    Extension of Restrictive Covenant Period. In the event that Allegiance, CBTX or the Surviving Entity shall file a lawsuit in any court of competent jurisdiction alleging a breach of Section 3 of this Agreement by the Undersigned and Allegiance, CBTX or the Surviving Entity, as applicable, is successful on the merits of such lawsuit, then any time period set forth in this Agreement including the time periods set forth in Section 3, will be extended one month for each month the Undersigned was in breach of this Agreement, so that the Surviving Entity, Allegiance or CBTX is provided the benefit of the full Non-Competition Period.
8.    Effectiveness of this Agreement. This Agreement shall become effective on the Execution Date. This Agreement shall automatically terminate and be of no further force or effect if (a) the Merger Agreement is not executed on or prior to the Execution Date, or (b) the Merger Agreement (once executed) is terminated in accordance with its terms and the Merger does not occur.
9.    Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
10.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Allegiance, CBTX and their respective successors and assigns, including, without limitation, any successor by merger, consolidation or stock purchase of Allegiance, CBTX and any Person that acquires all or substantially all of the assets of Allegiance or CBTX.
11.    Notices. All notices, consents, waiver, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail, provided, that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and electronic mail addresses set forth below (or to such other address or to such other Person as any party hereto has last designated by notice to the other parties in accordance herewith):
If to Allegiance:
Allegiance Bancshares, Inc.
8847 West Sam Houston Parkway, N., Suite 200
Houston, Texas 77040
Attention: Steven F. Retzloff
5

Email: Steve.Retzloff@AllegianceBank.com

With a copy to:
Bracewell LLP
1445 Ross Avenue, Suite 3800
Dallas, Texas 75202
Attention: Mr. Joshua T. McNulty
Email: josh.mcnulty@bracewell.com

If to CBTX:
CBTX, Inc.
9 Greenway Plaza, Suite 110
Houston, Texas 77046
Attention: Robert R. Franklin, Jr., Chairman, President and Chief Executive Officer
E-mail: RFranklin@communitybankoftx.com

With copies to:
Fenimore Kay Harrison & Ford, LLP
812 San Antonio Street, Suite 600
Austin, Texas 78701
Attention: Mr. Chet A. Fenimore
Email: cfenimore@fkhpartners.com

    If to the Undersigned:
    At the address set forth under the Undersigned’s signature page hereto.
12.    Entire Agreement; Amendment. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.
13.    Governing Law. This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of Texas applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.
6

14.    Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in a United States District Court of the Southern District of Texas located in Houston, Texas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world. Notwithstanding the foregoing a party may commence any action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
15.    Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
16.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. If any restriction in this Agreement is held invalid or unenforceable by any court of competent jurisdiction, it is the intention of the parties that the restrictions be reformed by such court in such a manner that protects the business and Confidential Information of each the Transaction Parties and the Surviving Entity to the maximum extent permissible.
17.    Representation by Counsel; Interpretation. Each party to this Agreement acknowledges that it has had the opportunity to be represented by counsel in the negotiation, preparation, and execution of this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, including, but not limited to, the doctrine of contra proferentem, or any legal decision which would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.
18.    Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.
[Signature Page Follows]

7

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.
CBTX:

CBTX, INC.
By:
Name:
Title:

[Signature Page to Director Support Agreement]

ALLEGIANCE:

ALLEGIANCE BANCSHARES, INC.
By:
Name:
Title:

[Signature Page to Director Support Agreement]

UNDERSIGNED:

Name:
Notice address:
_______________________
_______________________
_______________________
Email: _______________

[Signature Page to Director Support Agreement]

Exhibit C
SECOND AMENDED AND RESTATED CERTIFICATE
OF FORMATION OF CBTX, INC.
ARTICLE I
NAME
The name of the corporation is CBTX, Inc. (the “Corporation”). The Corporation is a for-profit corporation. The file number issued to the Corporation by the Secretary of State is 800765321. The date of formation of the Corporation was January 26, 2007.
ARTICLE II
REGISTERED AGENT
The address of the registered office of the Corporation is c/o Capitol Corporate Services, Inc., 206 E 9th Street, Suite No. 1300, Austin, Texas 78701, and the name of its registered agent at such address is Capitol Services, Inc.
ARTICLE III
PURPOSE AND DURATION
The purpose for which the Corporation is organized is the transaction of any or all lawful business for which a for-profit corporation may be organized under the Texas Business Organizations Code, as such may be amended from time to time (the “TBOC”).
ARTICLE IV
CAPITAL STOCK
A.Authorized Shares. The Corporation is authorized to issue two classes of shares designated “Common” and “Preferred.” The aggregate number of shares of all classes which the Corporation is authorized to issue is 150,000,000, consisting of (i) 140,000,000 Common shares, having a par value of $0.01 per share (“Common Shares”), and (ii) 10,000,000 Preferred shares, having a par value of $0.01 per share (“Preferred Shares”).
B.Preferred. The Board of Directors is hereby expressly authorized, by resolution or resolutions from time to time adopted, to provide, out of the unissued Preferred Shares, for the issuance of one or more series of Preferred Shares. Before any shares of any such series are issued, the Board of Directors shall fix and state, and hereby is expressly empowered to fix, by resolution or resolutions, the relative rights and preferences of the shares of each such series, and the qualifications, limitations, or restrictions thereon, including, but not limited to, determination of any of the following:
1.the designation of such series, and the number of shares to constitute such series;
2.whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be full or limited;
1

3.the dividends, if any, payable on such series, and at what rates, whether any such dividends shall be cumulative, and if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;
4.whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other terms and conditions of such redemption;
5.the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation;
6.whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;
7.whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other class or classes of securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;
8.the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Shares or shares of stock of any other class or any other series of this class;
9.the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and
10.any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.
The relative rights and preferences of each series of Preferred Shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Shares at any time outstanding; provided, that all shares of any one series of Preferred Shares shall be identical in all respects with all other shares of such series. Any of the designations, preferences, limitations, or relative rights, including the voting rights, of any series of shares may be dependent upon facts ascertainable outside the Certificate of Formation, provided that the manner in which such facts operate upon the designations, preferences, and relative rights, including the voting rights, of such series of shares is clearly set forth in the Certificate of Formation. The Board of Directors may increase the number of Preferred Shares designated for any existing series by a resolution adding to such series authorized and unissued Preferred Shares not designated for any other series. The Board of Directors may decrease the
2

number of Preferred Shares designated for any existing series by a resolution subtracting from such series unissued Preferred Shares designated for such series, and the shares so subtracted shall become authorized, unissued, and undesignated Preferred Shares.
C.Voting and Dividends. Each holder of Common Shares shall be entitled to one vote for each Common Share held of record on all matters on which shareholders generally are entitled to vote. Subject to applicable law and the rights of the Preferred Shares and any other class or series of stock having a preference as to dividends over the Common Shares then outstanding, dividends may be paid on the Common Shares out of assets legally available for dividends, but only at such times and in such amounts as the Board of Directors shall determine and declare. Subject to applicable law, upon the dissolution, liquidation or winding up of the Corporation, after any preferential amounts to be distributed to the holders of the Preferred Shares and any other class or series of stock having a preference over the Common Shares then outstanding have been paid or declared and set apart for payment, the holders of the Common Shares shall be entitled to receive all the remaining assets of the Corporation available for distribution to its shareholders ratably in proportion to the number of shares held by them, respectively.
D.No Cumulative Voting. The right to accumulate votes in the election of directors or cumulative voting by any shareholder is hereby expressly denied.
E.No Preemptive Rights. No shareholder of this Corporation shall, by reason of his holding shares of any class of stock of this Corporation, have any preemptive or preferential right to purchase or subscribe for any shares of any class of stock of this Corporation, now or hereafter to be authorized (or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or rights to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of any such shareholder), other than such rights, if any, as the Board of Directors, at its discretion, from time to time may grant, and at such price as the Board of Directors at its discretion may fix; and the Board of Directors may issue shares of any class of stock of this Corporation or any notes, debentures, bonds or other securities convertible into or carrying options, or warrants or rights to purchase shares of any class without offering any such shares of any class of such notes, debentures, bonds or other securities, either in whole or in part, to the existing shareholders of any class.
ARTICLE V
WRITTEN CONSENT OF SHAREHOLDERS
Any action required by the TBOC to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the action that is the subject of the consent.
ARTICLE VI
DIRECTORS
3

A.Powers. The property, business and affairs of the Corporation and all corporate powers shall be managed by the Board of Directors, subject to any limitation imposed by statute, the Certificate of Formation or the Bylaws.
B.Number of Directors. The number of directors shall be fixed and determined from time to time by resolution of the Board of Directors at any annual, regular, or special meeting, provided that any decrease in the number of directors does not shorten the time of any incumbent director. Directors need not be residents of the State of Texas. The number of directors currently constituting the Board of Directors is fourteen.
C.Classes of Directors. The Board of Directors shall be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible.
D.Term of Offices. Each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected; provided, however, that each director initially elected to Class I shall serve for an initial term expiring at the Corporation’s first annual meeting of shareholders following the effectiveness of this provision; each director initially elected to Class II shall serve for an initial term expiring at the Corporation’s second annual meeting of shareholders following the effectiveness of this provision; and each director initially elected to Class III shall serve for an initial term expiring at the Corporation’s third annual meeting of shareholders following the effectiveness of this provision; provided further, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.
The initial division of the Board of Directors following the effectiveness of this provision shall be as follows:
The Class I directors shall initially consist of the following individuals, and their term shall expire at the annual meeting of shareholders to be held in [2023]:

Name	Address

The Class II directors shall initially consist of the following individuals, and their term shall expire at the annual meeting of shareholders to be held in [2024]:
4

Name	Address

The Class III directors shall initially consist of the following individuals, and their term shall expire at the annual meeting of shareholders to be held in [2025]:

Name	Address
Robert R. Franklin, Jr.
Steven F. Retzloff

E.Resignation. A director may resign at any time on written notice to the Board of Directors or to the Chairman of the Board. A director’s resignation is effective when the notice is delivered unless the notice specifies a later effective date.
F.Election of Directors. Directors shall be elected by a plurality of the voting power of the shares entitled to vote who are present, in person or by proxy, at any such meeting and entitled to vote on the election of directors.
ARTICLE VII
SPECIAL MEETINGS
Special meetings of the shareholders for any purpose or purposes may be called by (A)  the Chairman of the Board or (B) a majority of the entire Board of Directors. In addition, a special meeting of the shareholders shall be called at the request in writing of shareholders owning 50% or more of the issued and outstanding shares of the Corporation entitled to vote at such meeting by the Chairman of the Board or the Secretary. Such request for a special meeting shall state the purpose or purposes of the proposed meeting, which purpose or purposes shall be stated in the notice of the meeting. Business transacted at any special meeting of shareholders shall be limited to the purposes stated in the notice. Notwithstanding anything set forth in the Certificate of Formation to the contrary, at a special meeting requested by the shareholders of the Corporation, only the Corporation and the shareholders who participated in the written meeting request may propose any item for consideration or nominate directors for election at such meeting.
5

ARTICLE VIII
AMENDMENT OF BYLAWS
The Board of Directors of the Corporation may alter, amend, or repeal the bylaws of the Corporation or may adopt new bylaws. The shareholders of the Corporation shall not have the power to alter, amend, or repeal the bylaws of the Corporation or adopt new bylaws.
ARTICLE IX
LIABILITIES OF DIRECTORS
No director of the Corporation will have any liability to the Corporation or its shareholders for monetary damages for any act or omission by the director in the director’s capacity as a director of the Corporation, except that this provision does not eliminate or limit the liability of a director to the extent the director is found liable under applicable law for:
A.a breach of the director’s duty of loyalty to the Corporation or its shareholders;
B.an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or that involves intentional misconduct or a knowing violation of law;
C.a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or
D.an act or omission for which the liability of the director is expressly provided for by an applicable statute.
If the TBOC is amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC as so amended. Any repeal or modification of this Article shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE X
INDEMNIFICATION
A.Right to Indemnification. The Corporation shall indemnify and hold harmless, to the greatest extent permitted by applicable law, any director or officer of the Corporation, any former director or officer of the Corporation, or any current or former delegate of the Corporation who was, is, or is threatened to be made a respondent in any proceeding because the person is or was a director, officer or delegate of the Corporation from and against all expenses actually incurred by such person in connection with such proceeding, and such indemnification shall continue as to a person who has ceased to be a director, officer, or delegate of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article shall be a contract right. The right to indemnification conferred by this Article shall, to the extent
6

permitted by the TBOC, include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors, officers, and delegates. The terms “delegate,” “expenses,” and “enterprise” shall have the meaning given to them in the Section 8.001 of the TBOC, or any successor provision thereto. Nothing in this Article shall be construed as a limitation on any rights of the Corporation to indemnify or insure any person that is otherwise permitted by applicable law.
B.Insurance. The Corporation may, in its discretion, purchase or procure or establish and maintain insurance or another arrangement to indemnify and hold harmless an existing or former director, delegate, officer, employee, or agent against any liability: asserted against and incurred by the person in that capacity, or arising out of the person’s status in that capacity.
C.Non-Exclusivity. The power to indemnify or obtain insurance provided in this Article shall be cumulative and non-exclusive of any other power of the Board of Directors, the Corporation, or any rights to which such a person or entity may be entitled by law, the Certificate of Formation, the bylaws of the Corporation, contract, other agreement, vote, or otherwise. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any right of a person to indemnification by the Corporation existing at the time of such repeal or modification.
D.Validity. Notwithstanding any provision of this Article to the contrary, all indemnification payments must be consistent with the requirements of Section 18(k) of the Federal Deposit Insurance Act and the implementing regulations thereunder. The invalidity of any provision of this Article will not affect the validity of the remaining provisions of this Article.

7

Exhibit D
FORM OF AMENDMENT TO
ARTICLE ISECOND AMENDED AND RESTATED BYLAWS OF CBTX, INC.

The Second Amended and Restated Bylaws (the “Bylaws”) of CBTX, Inc. (the “Corporation”) shall be amended as follows, effective as of the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of November 5, 2021, by and between the Corporation and Allegiance Bancshares, Inc.:
1.Section 3.04 of the Bylaws is amended to conform to the provisions of the Certificate of Formation regarding classes of directors and terms of offices. Section 3.04 of the Bylaws is hereby amended and restated, in its entirety, to read as follows:

3.04    Classes of Directors; Term of Offices.
(a)The Board of Directors shall be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible.
(b)Each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected; provided, however, that each director initially elected to Class I shall serve for an initial term expiring at the Corporation’s first annual meeting of shareholders following the effectiveness of this provision; each director initially elected to Class II shall serve for an initial term expiring at the Corporation’s second annual meeting of shareholders following the effectiveness of this provision; and each director initially elected to Class III shall serve for an initial term expiring at the Corporation’s third annual meeting of shareholders following the effectiveness of this provision; provided further, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.
(c)Directors shall be elected by a plurality of the voting power of the shares entitled to vote who are present, in person or by proxy, at any such meeting and entitled to vote on the election of directors.

2.Section 4.01 of the Bylaws is amended to add the offices of Chairman of the Board and Chief Executive Officer as mandatory offices of the Corporation. Section 4.01 of the Bylaws is hereby amended and restated, in its entirety, to read as follows:

4.01    Election, Number, Qualifications. The officers of the Corporation shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of shareholders and shall consist of a Chairman of the Board, a Chief Executive Officer, a President and a Secretary. In its discretion, the Board of Directors may also elect a Vice
1

Chairman, a Treasurer, one or more Executive Vice Presidents, Senior Vice Presidents or Vice Presidents, one or more Assistant Secretaries and Assistant Treasurers and such other officers and assistant officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall have such authority and exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors by resolution not inconsistent with these Bylaws. Two or more offices may be held by the same person. In its discretion, the Board of Directors may choose not to fill any office for any period as it may deem advisable, except that the offices of Chairman of the Board, Chief Executive Officer, President and Secretary shall be filled as expeditiously as possible. In the event of an officer’s absence or inability to act in his official capacity as an officer of the Corporation, the Board of Directors may delegate the duties of such officer to any other officer or Director.
3.Section 8.01 of the Bylaws is amended to change the exclusive forum to Harris County, Texas. Section 8.01 of the Bylaws is hereby amended and restated, in its entirety, to read as follows:

8.01    Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum for the following purposes, any state or federal court located in Harris County in the State of Texas shall be the sole and exclusive forum for (a) any actual or purported derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or other employee or agent of the Corporation to the Corporation or the Corporation’s shareholders or creditors, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim against the Corporation or any current or former director, officer, or other employee or agent of the Corporation arising pursuant to any provision of the TBOC, the Certificate of Formation, or the Bylaws of the Corporation (as any of the foregoing may be amended from time to time), or (d) any action asserting a claim against the Corporation or any current or former director, officer, or other employee or agent of the Corporation as governed by the internal affairs doctrine, including any action to interpret, apply, enforce or determine the validity of any provision of the TBOC, the Certificate of Formation, or the Bylaws of the Corporation (as any of the foregoing may be amended from time to time).
4.A new Article IX shall be added to the Bylaws, as follows:

ARTICLE IX – CERTAIN GOVERNANCE MATTERS
9.02.Interpretations; Definitions. The following definitions apply to this Article IX and otherwise as applicable in these Bylaws:

(a)“Effective Time” shall have the meaning set forth in the Agreement and Plan of Merger, dated as of November 5, 2021, by and between
2

Legacy CBTX and Legacy Allegiance, as it may have been amended, restated, supplemented or otherwise modified from time to time.
(b)“Entire Board of Directors” shall mean the total authorized number of directors on the Board of Directors of the Corporation without giving effect to vacancies.
(c)“Legacy Allegiance” shall mean Allegiance Bancshares, Inc., a Texas corporation, which has merged with and into the Corporation effective as of the Effective Time.
(d)“Legacy Allegiance Directors” shall mean (i) the directors of the Corporation as of the Effective Time who were directors of Legacy Allegiance as of immediately prior to the Effective Time, and (ii) directors of the Corporation who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of a Legacy Allegiance Director pursuant to this Article IX.
(e)“Legacy CBTX” shall mean CBTX, Inc., a Texas corporation, as in existence immediately prior to the Effective Time.
(f)“Legacy CBTX Directors” shall mean (i) the directors of the Corporation as of the Effective Time who were directors of Legacy CBTX as of immediately prior to the Effective Time, and (ii) any directors of the Corporation who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of a Legacy CBTX Director pursuant to this Article IX.
(g)“Specified Period” shall mean the period beginning at the Effective Time and ending on the three (3) year anniversary of the Effective Time.

9.03.Chief Executive Officer; Executive Chairman; Independent Lead Director.

(a)Effective as of the Effective Time, (i) Robert R. Franklin, Jr. shall serve as the Chief Executive Officer and a Director, and (ii) Steven F. Retzloff shall serve as the Executive Chairman and a Director. The Corporation may enter into or amend appropriate agreements or arrangements with Mr. Franklin and Mr. Retzloff in connection with the subject matter of this Article IX.
(b)During the Specified Period, (i) any removal of any of the individuals serving in the capacities set forth in Section 9.03(a) above from, or failure to appoint, re-elect or re-nominate any of them to, any such positions, (ii) any amendment or modification to any employment or similar agreement with any of them to the extent such amendment or modification would materially and adversely affect such individual, or (iii) any termination of their employment by the Corporation or any subsidiary of the Corporation shall, in each case, require
3

the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors.
(c)Within one hundred eighty (180) days following the Effective Time, the Board of Directors shall, by the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors, select an independent director from among the Legacy CBTX Directors and the Legacy Allegiance Directors as the lead independent director (the “lead director”) of the Board of Directors of the Corporation. During the Specified Period, any removal of the individual serving in the capacity of the lead director from, or failure to appoint, re-elect or re-nominate such individual to, the position of lead director, shall, in each case, require the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors.
9.04.Composition of the Board of Directors; Vacancies and Removal.

(a)During the Specified Period, the Entire Board of Directors shall be comprised of fourteen (14) directors, of which seven (7) shall be the Legacy CBTX Directors (one of whom, as of the Effective Time, shall be Robert R. Franklin, Jr.) and seven (7) shall be the Legacy Allegiance Directors (one of whom, as of the Effective Time, shall be Steven F. Retzloff).
(b)The Legacy CBTX Directors and the Legacy Allegiance Directors shall be, as nearly evenly as is practicably possible, evenly apportioned among the different classes of the Board of Directors of the Corporation such that one class of the Board of Directors shall consist of two (2) Legacy CBTX Directors and two Legacy Allegiance Directors, one class of the Board of Directors shall consist of three (3) Legacy CBTX Directors and two (2) Legacy Allegiance Directors, and one class of the Board of Directors shall consist of two (2) Legacy CBTX Directors and three (3) Legacy Allegiance Directors; provided that Robert R. Franklin, Jr. and Steven F. Retzloff shall each be in the same class of the Board of Directors of the Corporation with a term expiring at the third succeeding annual meeting of shareholders following the Effective Time.
(c)From and after the Effective Time through the second (2nd) anniversary of the Effective Time, no vacancy on the Board of Directors of the Corporation created by the cessation of service of a director shall be filled by the Board of Directors and the Board of Directors shall not nominate any individual to fill such vacancy, unless (i) such individual would be an independent director of the Corporation (unless such predecessor director was not an independent director), (ii) in the case of a vacancy created by the cessation of service of a Legacy CBTX Director, not less than a majority of the Legacy CBTX Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, in which case the Legacy Allegiance Directors shall vote to approve the appointment or nomination (as applicable) of such individual, and (iii) in the case of a vacancy created by the cessation of service of a Legacy Allegiance Director, not less than a majority of
4

the Legacy Allegiance Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, in which case the Legacy CBTX Directors shall vote to approve the appointment or nomination (as applicable) of such individual; provided that any such appointment or nomination pursuant to clause (ii) or (iii) shall be made in accordance with applicable law and the rules of the Nasdaq Stock Market, LLC (or other national securities exchange on which the Corporation’s securities are listed).
(d)From and after the Effective Time through the second (2nd) anniversary of the Effective Time, subject to applicable law, newly created directorships resulting from any increase in the authorized number of directors may be filled only by the affirmative vote of at least seventy-five percent (75%) of the remaining directors, even though less than a quorum of the Board of Directors, and in the event that there is only one director remaining in office, by such sole remaining director, and directors so chosen shall hold office until such director’s successor shall have been duly elected and qualified.
9.05.Committees.

(a)During the Specified Period, (i) the Board of Directors shall have and maintain as standing committees an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, and a Risk Committee, (ii) the membership of each such committee shall be, as practicably as possible, evenly divided between Legacy CBTX Directors and Legacy Allegiance Directors, and (iii) the chairpersons of two such committees shall be designated from among the Legacy CBTX Directors and the chairpersons of two such committees shall be designated from among the Legacy Allegiance Directors.
(b)During the Specified Period, any removal of a director from a committee of the Corporation or as chairperson of a committee, or failure to appoint, re-elect or re-nominate any of them to, any such positions, shall require the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors.
(c)During the Specified Period, the Board of Directors may by resolution (which, during the Specified Period, shall require the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors) establish any committees not expressly contemplated by these Bylaws composed of directors as they may determine to be necessary or appropriate for the conduct of business of the Corporation and may prescribe the composition, duties and procedures thereof.
(d)At any time during the Specified Period in which an Executive Committee is in existence, each of Robert R. Franklin, Jr. and Steven F. Retzloff shall serve as a member of the Executive Committee.
5

(e)Notwithstanding anything to the contrary in these Bylaws, during the Specified Period, no committee (including, for the avoidance of doubt, any Executive Committee, to the extent such a committee is in existence) shall be permitted to take any action, and the Board of Directors shall not delegate to any committee the power to take any action, that, if taken by the Board of Directors, would require the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors pursuant to this Article IX.
9.06.Certain Actions. During the Specified Period, each of the following shall require the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors:

(a)the Corporation entering into a “fundamental business transaction” (as defined in Section 1.002 of the TBOC);
(b)an amendment to the Certificate of Formation or the Bylaws of the Corporation;
(c)a change in the authorized number of directors of the Corporation;
(d)issuances of securities of the Corporation, other than (i) upon the conversion of options, warrants or other securities of the Corporation convertible into common stock, (ii) as dividends or distributions on outstanding securities of the Corporation, (iii) upon a stock split or other subdivision of securities of the Corporation, (iv) to directors, officers, employees or consultants of the Corporation or its affiliates as part of an equity compensation plan or as fees, commissions or compensation for services rendered or otherwise, or (v) to an employee stock ownership plan or other qualified defined contribution or benefit plan;
(e)a disposition of material assets of the Corporation;
(f)the Corporation entering into an affiliate transaction (as contemplated by Sections 23A and 23B of the Federal Reserve Act and the implementing regulations thereunder);
(g)incurrence of indebtedness of the Corporation; or
(h)approval of a stock repurchase program.
9.07.Headquarters. Effective as of and from the Effective Time, the corporate headquarters of the Corporation shall be located in Houston, Texas.

9.08.Conflicts; Amendments.

(a)During the Specified Period, in the event of any inconsistency between any provision of this Article IX and any other provision of these Bylaws
6

or the Corporation’s other constituent documents, the provisions of this Article IX shall control.
(b)During the Specified Period, the provisions of this Article IX and any other provision of these Bylaws that sets forth the authority and responsibility of the Chief Executive Officer or the Executive Chairman, may be modified, amended or repealed, and any Bylaw provision or other resolution inconsistent with this Article IX may be adopted, by the Board of Directors only by (and any of the foregoing, or any corresponding modification, amendment, repeal or inconsistent provision of the Corporation’s other constituent documents, may be proposed or recommended by the Board of Directors for approval by the shareholders of the Corporation) an affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors.

7